LOAN AGREEMENT

Borrower:	Micropac Industries, Inc.	Lender:	Frost Bank
Address:	905 E. Walnut St. Garland, Texas 75040	Address:	P.O. Box 1600 San Antonio, Texas 78296

THIS LOAN AGREEMENT (this "Loan Agreement") is dated as of January 23, 2013 by and between Borrower and Lender.

ARTICLE I

Definitions and Use of Terms

Section 1.01. Certain Definitions.  As used herein, the following terms have the meanings indicated, unless the context otherwise requires:

“Accounts" means any right of Borrower to payment for goods sold or leased or for services rendered, but shall not include interest or service charges.

"Advance" means a disbursement by Lender of any of the proceeds of a Loan.

"Affiliate" means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

"Applicable Bankruptcy Law" means the United States Bankruptcy Code or any other present or future insolvency, bankruptcy, liquidation, conservatorship, reorganization or moratorium Governmental Requirement or other similar Governmental Requirements.

"Business Day" means a day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized to be closed, or are in fact closed.

"Closing Date" means the date of this Loan Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

"Collateral" means any and all Property and rights and interests in or to Property of Borrower and each of the Obligated Parties, whether tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Loan Documents.

"Deeds of Trust" means, collectively, mortgages, deeds to secure, deeds of trust, leasehold mortgages, leasehold deeds to secure, leasehold deeds of trust or other security documents or instruments of a similar nature which create a Lien or security interest from time to time in, to or covering any real property (together with any improvements thereon) of Borrower or any Obligated Party, including any modifications, amendments, supplements, ratifications, and restatements thereto.

"Default" means any event or circumstance that constitutes an Event of Default or, that with, the lapse of time, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

"Distributions" means all dividends and other distributions made by a Person to its equityholders.

"Environmental Laws" means any and all Federal, state, local, and foreign Governmental Requirements, judgments, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of health and the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a Plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

"Event of Default" has the meaning set forth in Article IX.

"Financial Statements" means financial information of Borrower, any Subsidiary and any Obligated Party, as required and set forth in Section 6.01 as, at the time in question, have been most recently furnished to Lender.

"GAAP" means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority" means the United States, the state, the county, the city or any other political subdivision in which the Property is located, and any court or political subdivision, agency, or instrumentality having jurisdiction over Borrower, its Subsidiaries, any Obligated Party or the Property, domestic or foreign.

"Governmental Requirements" means all constitutions, statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower, its Subsidiaries, any Obligated Party or the Property.

"Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.  The term "Guarantee" as a verb has a corresponding meaning.

"Guarantor" collectively means each Person, if any, who executes a Guaranty or a supplement thereto in favor of Lender. As of the date of this Loan Agreement, there are no Guarantors.

"Guaranty" means a continuing guaranty of the Obligations executed by a Guarantor, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, ratified, supplemented, or replaced from time to time.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Interest Rate Protection Agreement; (d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business that are not past due); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; and (g) all Guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Indebtedness of any Person will include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

"Interest Rate Protection Agreement" means any interest rate swap agreement, interest rate exchange agreement, currency exchange agreement, foreign exchange agreement, interest rate and currency exchange agreement, forward rate agreement, rate floor agreement, interest rate protection agreement, interest rate cap agreement, rate collar agreement, any option agreement respecting the foregoing, International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement, or any similar agreement or arrangement and any schedule, confirmation, exhibit, document or instrument evidencing any interest in a transaction covered by any such agreement now existing or hereafter entered into by a Person to hedge the risk of variable interest rate volatility or fluctuations of interest rates, as the same may be modified, supplemented, amended or revised and in effect from time to time.

"IRS" means the United States Internal Revenue Service.

"Letter of Credit" means any letter of credit issued by Lender or any of its Affiliates for the account of Borrower pursuant to Article III.

"Letter of Credit Agreement" means an Application and Agreement for a Standby or Commercial Letter of Credit, or an Amendment Request Form in each case properly completed and signed by Borrower requesting issuance, amendment, renewal or extension of a Letter of Credit, and any other document related to a Letter of Credit, all in form and substance satisfactory to Lender.

"Letter of Credit Liabilities" means, at any time, the aggregate amount available to be drawn under all outstanding Letters of Credit, plus the aggregate amount of all disbursements made by Lender under the outstanding Letters of Credit that have not yet been reimbursed by or on behalf of Borrower at such time.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loans" are defined in Section 2.01, each individually a "Loan".

"Loan Documents" means this Loan Agreement, the Notes, all Guaranties, all Security Agreements, all Interest Rate Protection Agreements, all Letters of Credit, all Letter of Credit Agreements, each Subordination Agreement, and such other documents, instruments and agreements, evidencing, securing or pertaining to the Obligations as will from time to time be executed and delivered to Lender by Borrower, any Subsidiary, any Obligated Party, or any other party pursuant to this Loan Agreement, and any future amendments, restatements, modifications, ratifications, confirmations, extensions or supplements hereto or thereto.

"Managerial Official" means, with respect to any Person, an officer or a governing Person of such Person.

"Margin Stock" has the meaning given thereto in Section 221.2 of Regulation U, promulgated by the Board of Governors of the Federal Reserve System, F.R.S. Reg. U, 12 C.F.R. part 221 (January 1, 1983 revision), as amended from time to time.

"Material Adverse Change" means (a) a material adverse change in, or a material adverse effect upon, the financial condition of Borrower or Borrower and its Subsidiaries and the Obligated Parties, if any, taken as a whole; (b) a material impairment of the ability of any Obligated Party to perform its Obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Obligated Party of any Loan Document to which it is a party or the rights of Lender under any Loan Document; or (d) a material adverse restatement or revision of a previously submitted financial statement pursuant to an audit.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower, any Subsidiary, or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"Notes" means, collectively, the Revolving Credit Note and each Specific Advance Note, and any renewals, extensions, modifications, refinancings, consolidations and substitutions thereof.

"Obligated Party" means any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Obligations including each Guarantor, if any.

"Obligations" mean all present and future Indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to the Loans, this Loan Agreement or any of the other Loan Documents or otherwise, and any renewals, extensions, increases, or amendments thereof, or any part thereof, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Applicable Bankruptcy Law naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

"Patriot Act" is defined in Section 5.16.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower, any Subsidiary, or any ERISA Affiliate or to which Borrower, any Subsidiary, or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Purchase Money Liens” means Purchase Money Liens that: (a) are limited to securing payment and performance of Indebtedness of the type permitted in Section 7.07(c), incurred in the purchase or acquisition of the asset to which they relate; and (b) only attach to the asset purchased or acquired and the proceeds thereof; and (c) do not attach to the Property.

"Person" means any individual, firm, corporation, association, partnership, joint venture, trust, entity, unincorporated organization or Governmental Authority.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by Borrower, any Subsidiary, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

"Property" means all property of Borrower and each Subsidiary (and the Obligated Parties, if any), whether real or personal, tangible or intangible.

“Prospective Acquisition” is defined in Section 2.01(b)(i).

“Purchase Money Lien” means any security agreement, conditional sale contract, lease agreement or other arrangement or understanding whereby a Lien in property, materials, fixtures or equipment for the maintenance or operation of the Property is retained by any Person or the right is reserved or accrues to any Person to remove or repossess any property, materials, fixtures or equipment utilized or intended to be utilized in such maintenance or operation.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Revolving Credit Commitment" is defined in Section 2.01(a).

"Revolving Credit Loans" is defined in Section 2.01(a).

"Revolving Credit Note" means a promissory note executed by Borrower and payable to the order of Lender, evidencing the Revolving Credit Loans made by Lender, as the same may be amended, restated, supplemented, modified, extended or increased from time to time.

"Security Agreements" means, collectively, (a) the Security Agreement executed by Borrower dated of even date herewith, in form and substance satisfactory to Lender, creating a Lien in favor of Lender, (b) those Security Agreements (herein so called) executed by each Subsidiary of Borrower, all in form and substance satisfactory to Lender, creating a Lien in favor of Lender, (c) those Security Agreements (herein so called) executed by the Obligated Parties, if any, all in form and substance satisfactory to Lender, creating a Lien in favor of Lender and (d) any security agreement executed by any Person in connection with this Loan Agreement, as each may be amended, modified, ratified, supplemented, restated or replaced from time to time.

"Specific Advance Commitment" is defined in Section 2.01(b).

"Specific Advance Loans" is defined in Section 2.01(b).

"Specific Advance Note" means each promissory note executed by Borrower and payable to the order of Lender substantially in the form attached hereto as Exhibit A, evidencing a Specific Advance Loan made by Lender, as the same may be amended, restated, supplemented, modified, extended or increased from time to time.

"Subordinated Debt" means any unsecured Indebtedness owing by Borrower that is incurred from seller financing provided to Borrower in connection with a Prospective Acquisition, which must be subordinated by written agreement to all Indebtedness now or hereafter owing by Borrower to Lender, such agreement to be substantially in the form of Exhibit B attached hereto (with each such agreement a “Subordination Agreement”).

"Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" will refer to a Subsidiary or Subsidiaries of Borrower.

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

"Termination Date" means (a) with respect to the Revolving Credit Loans and the Revolving Credit Commitment, two (2) years from the date of this Loan Agreement, and (b) with respect to the Specific Advance Commitment, one (1) year from the date of this Loan Agreement.

"UCC" means the Uniform Commercial Code of the State of Texas or of any other state having jurisdiction with respect to any of the rights and remedies of Lender under the Loan Documents, as amended.

"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Section 1.02. Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and will not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.

Section 1.03. Number and Gender of Words.  Whenever herein the singular number is used, the same will include the plural where appropriate, and words of any gender will include each other gender where appropriate.

Section 1.04. Money.  Unless stipulated otherwise, all references herein or in any of the Loan Documents to "Dollars," "money," "payments," or other similar financial or monetary terms are references to currency of the United States of America.

Section 1.05. Articles, Sections and Exhibits.  All references herein to Articles and Sections are, unless specified otherwise, references to articles and sections of this Loan Agreement.  All references herein to an "Exhibit," "Annex" or "Schedule" are references to exhibits, annexes or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit, annex or schedule attached hereto, which is to be executed and delivered, contains blanks, the same will be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.  The words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Loan Agreement will refer to the entire Loan Agreement and not to any particular provision or section.

Section 1.06. Accounting Terms.  Unless otherwise specified, all accounting and financial terms and covenants set forth above and in Article VIII are to be determined according to GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender will so request, Lender and Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender), provided that, until so amended, (a) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower will provide to Lender Financial Statements and other documents required under this Loan Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

Loans

Section 2.01. Loans.  Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, Lender hereby agrees to provide to Borrower the following credit facilities:

(a) Revolving Credit Loans.  Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the Closing Date and continuing through the Termination Date, such amounts as Borrower may request hereunder (the "Revolving Credit Loans"); provided, however, the total principal amount outstanding at any time will not exceed the sum of $6,000,000.00 (the "Revolving Credit Commitment") minus the Letter of Credit Liabilities.  If at any time the outstanding Revolving Credit Loans exceed an amount equal to the Revolving Credit Commitment minus the Letter of Credit Liabilities, Borrower shall immediately repay to Lender such excess amount, plus all accrued but unpaid interest thereon.  Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder.

(b) Specific Advance Loans.  Lender agrees to lend to Borrower, on a non-revolving basis from time to time during the period commencing on the Closing Date and continuing through the Termination Date, an aggregate amount not to exceed $7,500,000.00 (the "Specific Advance Commitment") in a single Advance or in multiple Advances (collectively, the "Specific Advance Loans" and each a “Specific Advance Loan”), as may be requested by Borrower from time to time.  Borrower will not be allowed to re-borrow under the Specific Advance Commitment after a repayment.  Lender's obligation to make Specific Advance Loans will also be subject to the following additional conditions precedent:

(i) Specific Advance Loans may only be requested by Borrower and will only be funded by Lender to fund Borrower’s acquisition(s) of: (A) all or substantially all of the assets of, or the equity or other beneficial ownership interests in, target companies in the same or substantially similar industry as Borrower as reasonably determined by Lender, such determination to be communicated to Borrower within 10 Business Days following Borrower’s request; provided, however, that any equity or other beneficial ownership interests in any such target company acquired by Borrower must be in such a percentage that would give Borrower majority ownership of and voting control over the management and policies of any such target company;  or (B) certain assets or product lines of target companies in the same or substantially similar industry as Borrower as reasonably determined by Lender, such determination to be communicated to Borrower within 10 Business Days following Borrower’s request (each, a “Prospective Acquisition”).  Each Specific Advance Loan must be in a minimum amount of not less than $250,000.00;

(ii) Borrower must deliver to Lender in form and substance satisfactory to Lender a true and correct detailed breakdown of the full acquisition cost of each Prospective Acquisition including, without limitation, a detailed schedule of the sources and uses of the acquisition funds related to any such Prospective Acquisition (which delivery to Lender will constitute a representation and warranty to Lender as to the matters set forth therein);

(iii) Lender must affirmatively consent in writing to any Prospective Acquisition for which a request for Advance under the Specific Advance Loans has been submitted if either (A) the aggregate acquisition costs related to such Prospective Acquisition exceed the sum of $7,500,000.00, or (B) if the aggregate acquisitions costs related to such Prospective Acquisition are to be funded with one or more Specific Advance Loans in excess of the aggregate sum of $5,000,000.00; and

(iv) any Subordinated Debt incurred by Borrower in connection with any such Prospective Acquisition must be fully subordinated to all Indebtedness now or hereafter owing by Borrower to Lender pursuant to a Subordination Agreement.

All Revolving Credit Loans and all Specific Advance Loans will be collectively called the "Loans".  Lender reserves the right to require Borrower to give Lender not less than one (1) Business Day prior notice of each requested Advance for a Revolving Credit Loan and not less than ten (10) Business Days prior notice of each requested Advance for a Specific Advance Loan specifying (1) the aggregate amount of such requested Advance, (2) whether such requested Advance is a Revolving Credit Loan or Specific Advance Loan, (3) the requested date of such Advance, and (4) the purpose for such Advance, with such Advances to be requested in a form satisfactory to Lender.

Section 2.02. Promissory Notes.  The Loans will be evidenced by one or more Notes.  Interest on the Notes will accrue at the rate set forth therein.  The principal of and interest on the Notes will be due and payable in accordance with the terms and conditions set forth in the Notes and in this Loan Agreement.

Section 2.03. Origination Fee.  Borrower shall pay Lender a non-refundable origination fee on the date hereof equal to the sum of $13,500.00 for Lender’s agreement to make the Revolving Credit Commitment and the Specific Advance Commitment available to Borrower subject to the terms and conditions herein and in the other Loan Documents. The origination fee is fully earned and is not refundable in whole or in part.

Section 2.04. Capital Adequacy.  If after the Closing Date, Lender will have determined that the adoption or implementation of any applicable Governmental Requirement regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on Lender's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, Borrower will pay to Lender (or its parent) such additional amount or amounts as will compensate Lender for such reduction within 20 Business Days after demand by Lender and delivery to Borrower of a certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder will be conclusive, provided that the determination thereof is made on a reasonable basis.  A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder will be conclusive, provided that the determination thereof is made on a reasonable basis.  In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

ARTICLE III

Letters of Credit

Section 3.01. Letters of Credit.  Subject to the terms and conditions of this Loan Agreement and the applicable Letter of Credit Agreement, Lender agrees to issue, amend, renew or extend one or more Letters of Credit for the account of Borrower from time to time from the Closing Date to and including the Termination Date of the Revolving Credit Commitment; provided, however, that the Letter of Credit Liabilities will not at any time exceed the lesser of (a)  the sum of $250,000.00, or

(b) an amount equal to the amount of the Revolving Credit Commitment, minus the outstanding Revolving Credit Loans.  Each Letter of Credit (i)  will expire at or prior to the close of business on the Expiration Date (as defined below), (ii) will be payable in Dollars, (iii) will have a minimum face amount of $25,000.00, (iv) must support a transaction that is entered into in the ordinary course of Borrower's business, (v) must be satisfactory in form and substance to Lender, and (vi) will be issued pursuant to such documents and instruments (including, without limitation, the Letter of Credit Agreement) as Lender may require. The “Expiration Date” shall mean the earlier to occur of (x) the date one year after the date of the issuance of the Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) unless otherwise agreed by Lender pursuant to the Letter of Credit Agreement, the date that is five Business Days prior to the Termination Date of the Revolving Credit Commitment, provided that any Letter of Credit with a one year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond five Business Days prior to the Termination Date of the Revolving Credit Commitment).

Section 3.02. Procedure for Issuing, Amending, Renewing and Extending Letters of Credit.  Each request for issuance of a Letter of Credit will be made on at least five Business Days prior notice from Borrower to Lender by means of a written Letter of Credit request describing the transaction proposed to be supported thereby and specifying (a) the requested date of issuance (which will be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof). The Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request for issuance of a Letter of Credit. Each request for amendment, renewal or extension of an existing Letter of Credit shall be in writing, identifying the applicable Letter of Credit by Letter of Credit number and specifying the date of amendment, renewal or extension (which shall be a Business Day) and such other information as shall be necessary to amend, renew or extend such Letter of Credit. The Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request to amend, renew or extend an existing Letter of Credit.  Lender is not obligated to amend, renew or extend any Letter of Credit. Lender may refuse to issue, amend, extend or renew a Letter of Credit in the event Lender would be prohibited from doing so under any applicable Governmental Requirement.

Section 3.03. Payments Constitute Advances.  Each payment by Lender pursuant to a drawing under a Letter of Credit will constitute and be deemed a Revolving Credit Loan by Lender to Borrower under this Loan Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

Section 3.04. Letter of Credit Fee.  Borrower will pay to Lender (a) a letter of credit commission payable on the date each Letter of Credit is issued in accordance with Lender’s current fee schedule in effect at the time of issuance, amendment, renewal or extension, as applicable, and (b) such other fees, commissions, costs and out–of–pocket expenses charged or incurred by Lender with respect to issuance, amendment, renewal or extension of any Letter of Credit.

Section 3.05. Obligations Absolute.  The obligations of Borrower under this Loan Agreement and the other Loan Documents to reimburse Lender for draws under any Letter of Credit will be absolute, unconditional, and irrevocable, and will be performed strictly in accordance with the terms of this Loan Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

(b) The existence of any claim, set-off, counterclaim, defense or other rights which Borrower, its Subsidiaries, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender, or any other Person, whether in connection with this Loan Agreement or any other Loan Document or any unrelated transaction;

(c) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(d) Payment by Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; or

(e) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.06. Limitation of Liability.  Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit.  Neither Lender nor any of its officers or directors will have any responsibility or liability to Borrower or any other Person for:  (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender, (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages, (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, (d) the payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit.  Borrower will have a claim against Lender, and Lender will be liable to Borrower, to the extent of any direct, but not consequential, damages suffered by Borrower which Borrower proves in a final nonappealable judgment were caused by (i) Lender's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii)  Lender's willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit.  Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 3.07. Additional Costs in Respect of Letters of Credit.  If as a result of any regulatory change in Governmental Requirements there will be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender's commitment to issue Letters of Credit hereunder, and the result will be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, will be the result of Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrower agrees to pay Lender, from time to time as specified by Lender, such additional amounts as will be sufficient to compensate Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrower, will be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

Section 3.08. Cash Collateral Pledge.  Borrower shall, upon Lender’s request, cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of: (a) the amount by which Lender has honored any drawing request on any Letter of Credit issued hereunder to the extent such drawing request was not paid by Borrower in accordance with the terms of this Agreement; and (b) the amounts available to be drawn under the Letters of Credit according to the records of the Lender, if (i) as of the Expiration Date any Letters of Credit may remain outstanding and partially or wholly drawn, or (ii) upon the occurrence of an Event of Default (and automatically without any requirement for notice or request), so long as such Event of Default continues.  With respect to Letters of Credit with an expiry date after the Expiration Date, Borrower shall so cash collateralize such Letters of Credit fifteen Business Days prior to the Expiration Date. Such cash collateral shall be pledged to Lender as a first and prior perfected security interest in favor of Lender and Borrower shall execute such further documents as required by Lender to perfect its Lien on the cash collateral.

ARTICLE IV

Conditions Precedent

Section 4.01. Initial Extension of Credit.  The obligation of Lender to make the initial Advances or issue the initial Letter of Credit is subject to the condition precedent that Lender will have received on or before the day of such Advances or issuance of such Letter of Credit all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to Lender:

(a) Resolutions.  Resolutions of the board of directors, members, partners or other appropriate governing body of Borrower and each Obligated Party certified by a Managerial Official of such Person, which resolutions authorize the execution, delivery, and performance by such Person of this Loan Agreement and the other Loan Documents to which it is a party;

(b) Certificates of Borrower and Obligated Parties.  Certificates of each of Borrower and Obligated Parties executed by a Managerial Official of such Person certifying as to (i) the names of the officers of such Person authorized to sign this Loan Agreement and each of the other Loan Documents to which it is a party (including the certificates contemplated herein) together with specimen signatures of such officers; (ii) original certified or file–stamped copies of the certificate or articles of incorporation, articles of organization, certificate of limited partnership, trust agreement or other similar organizational document of such Person, certified as true, correct and complete by the appropriate authority in their respective jurisdictions of organization as of a date within 10Business Days prior to the Closing Date; (iii) bylaws, limited partnership agreement, trust agreement, operating agreement or other similar organizational document of such Person certified as true, correct, and complete by such Managerial Official; and (iv) certificates of the appropriate government officials as to the existence and good standing (if applicable) of such Person in (A) their respective jurisdictions of organization and (B) each other jurisdiction in which such Person is required to qualify to do business, each dated within 10Business Days prior to the Closing Date;

(c) Notes.  The Notes executed by Borrower;

(d) Security Agreement. The Security Agreement executed by Borrower;

(e) [Reserved];

(f) Insurance Policies.  Copies of all insurance policies required by Section 6.06, together with mortgagee and additional insured endorsements, as applicable in favor of Lender with respect to all insurance policies covering Collateral and Borrower;

(g) UCC, Lien Search, etc..  The results of a Uniform Commercial Code, tax Lien and judgment searches showing all financing statements and other documents or instruments on file against Borrower and each Obligated Party with the applicable authority in the jurisdiction of organization of such Person's principal residence, place of business or chief executive office (as applicable) and such other jurisdictions requested by Lender, such search to be as of a date no more than 10 days prior to the Closing Date;

(h) [Reserved];

(i) [Reserved];

(j) Termination of Existing Indebtedness.  Evidence that (i) all existing Indebtedness not otherwise permitted by Section 7.07 have been or concurrently with the Closing Date are being terminated, and all outstanding amounts thereunder have been paid in full and (ii) all Liens securing such Indebtedness have been or concurrently with the Closing Date are being released;

(k) Compliance Certificate.  A duly completed compliance certificate as of the end of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Managerial Official of Borrower, and certifying as to such matters described in Section 6.01(c);

(l) Attorneys' Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys' fees) referred to in Section 10.13, to the extent incurred, will have been paid in full by Borrower; and

(m) Additional Documentation.  Lender will have received such additional approvals, instruments or documents as Lender or its legal counsel may request.

Section 4.02. Conditions to all Advances.  The obligation of Lender to make any Advance or issue any Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, will be true and correct on and as of the date of such Advance or issuance of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they will be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.06 will be deemed to refer to the most recent statements furnished pursuant to Section 6.01.

(b) No Event of Default then exists and no Default will exist or would result from such proposed Advance or issuance of Letter of Credit.

(c) Lender will have received a request for such Advance or issuance of Letter of Credit in accordance with the requirements hereof.

(d) With respect to any Advance of a Specific Advance Loan, Borrower must have fully complied with the conditions precedent set forth in Section 2.01(b) above.

Each request for Advance or issuance of Letter of Credit hereunder submitted by Borrower will be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Advance or Letter of Credit.

ARTICLE V

Representations and Warranties

Borrower hereby represents and warrants, and upon each request for an Advance or the issuance of a Letter of Credit further represents and warrants, to Lender as follows:

Section 5.01. Existence, Power, Compliance with Governmental Requirements.  Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing, if applicable, under the Governmental Requirements of the jurisdiction of its organization and all other states where it is doing business if required by the Governmental Requirements of such other states, (b) has all requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party, to own its Property and to conduct its business and (c) is in compliance with all Governmental Requirements.

Section 5.02. Binding Obligations.  The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower, each of its Subsidiaries and each Obligated Party have been duly authorized by all necessary action by Borrower, its Subsidiaries, and the Obligated Parties and constitute legal, valid and binding obligations of Borrower, its Subsidiaries, and the Obligated Parties, enforceable in accordance with their respective terms, except as enforcement of remedies may be limited by Applicable Bankruptcy Law.

Section 5.03. No Consent.  The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with, result in a violation of, or constitute a default under (i) any provision of its charter or organizational documents, or other instrument binding upon Borrower, any of its Subsidiaries, or any Obligated Party, (ii) any Governmental Requirements or (iii) any material contract, agreement, document or instrument to which Borrower, any of its Subsidiaries or any Obligated Party is a party or affecting such Person or the Property of such Person, (b) require the consent, approval or authorization of or notice to or filing with any third party, not otherwise obtained and delivered to Lender or (c) result in creation or perfection of a Lien other than Liens in the Collateral in favor of Lender.

Section 5.04. Taxes; Governmental Charges.  Borrower, each Subsidiary and each Obligated Party have timely filed all federal, state and local tax reports and returns required by any Governmental Requirement to be filed, including, without limitation, all income, franchise, employment, property and sales tax returns, and have duly paid all their respective liabilities for taxes, assessments, governmental charges and levies that are due and payable.  The reserves reflected on the balance sheet of Borrower, each Subsidiary and each Obligated Party are adequate in amount for the payment of all tax liabilities for Borrower, each Subsidiary, and each Obligated Party, as applicable, accrued through the date of such balance sheet.  To the best of Borrower's knowledge, there is no pending investigation or audit of Borrower, any Subsidiary or any Obligated Party by any taxing authority.  Furthermore, to the best of Borrower's knowledge, there is no pending but unassessed tax liability of Borrower, any Subsidiary or any Obligated Party or any unresolved questions or claims concerning any tax liability of Borrower, any Subsidiary or any Obligated Party.

Section 5.05. No Default.  Neither Borrower, any Subsidiary nor any Obligated Party is in default under or with respect to any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Change.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement or any other Loan Document.

Section 5.06. Financial Statements.  The Financial Statements are (a) true, correct and complete as of the dates specified therein, (b) fully and accurately present the financial condition and results of operations for the period covered thereby of Borrower, its Subsidiaries and Obligated Parties, as applicable, as of the dates specified and (c) prepared in accordance with GAAP.  Since the date of the Financial Statements, no Material Adverse Change has occurred, except as heretofore disclosed in writing to Lender, nor has Borrower, any Subsidiary or any Obligated Party incurred any material liability, direct or indirect, fixed or contingent.  Each of Borrower and Obligated Parties is solvent.

Section 5.07. Suits, Actions, Etc.  There are no investigations, actions, suits or proceedings pending or to the knowledge of Borrower threatened before or by any Governmental Authority or arbitration authority against or affecting Borrower, any Subsidiary, any Obligated Party or the Collateral, or involving the validity, enforceability or priority of any of the Loan Documents.  Neither Borrower, any Subsidiary, nor any Obligated Party is, and the consummation of the transactions contemplated hereby and the performance or satisfaction of any of the terms or conditions hereof and of the other Loan Documents will not cause Borrower, any Subsidiary, or any Obligated Party to be, in violation of or in default with respect to any Governmental Requirement or in default (or provide cause for acceleration of Indebtedness) under any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement or other agreement or restriction to which Borrower, any Subsidiary, or any Obligated Party is a party or by which Borrower, any Subsidiary, or any Obligated Party or the Collateral may be bound or affected.

Section 5.08. Insurance.  Borrower, its Subsidiaries and Obligated Parties and the Properties of Borrower, its Subsidiaries and Obligated Parties are insured with financially sound and reputable insurance companies not Affiliates of Borrower or any Obligated Party, in such amounts, with such deductibles and covering such risks required by Lender and in the absence of such requirements, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower, the applicable Subsidiary or the applicable Obligated Party operates.

Section 5.09. Subsidiaries.  Borrower (a) has no Subsidiaries as of the date hereof other than those specifically disclosed on Schedule 5.09(a), (b) has no equity investments or other interests convertible into equity in any other corporation or entity other than those specifically disclosed in Schedule 5.09(b) and (c) has no, and does not transact business under any, assumed names or trade names other than those specifically disclosed in Schedule 5.09(c).

Section 5.10. Ownership of Property; Liens.  Borrower, each Subsidiary and each Obligated Party have good record and marketable title in fee simple to, or valid leasehold interests in, all personal and real Property, including the Collateral, necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.  The Collateral is not subject to any Lien other than Liens in favor of Lender and liens, security interests and encumbrances expressly permitted under Section 7.06 below.  All Property of Borrower is titled in Borrower's legal name, and Borrower has not used any other name during the last five years other than the assumed names or trade names listed on Schedule 5.09(c).

Section 5.11. Environmental Compliance.  Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Governmental Requirements.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Change.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of Borrower, any Person controlling Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

Section 5.14. Disclosure.  Borrower has disclosed to Lender all agreements, documents, instruments and organizational documents or other restrictions to which it, any of its Subsidiaries, or any Obligated Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower, any Subsidiary, or any Obligated Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Loan Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.15. Intellectual Property.  Borrower, its Subsidiaries and Obligated Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, slogans, other advertising products and processes, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of Borrower, no slogan or other advertising product, process or other material now used by Borrower, any Subsidiary or any Obligated Party infringes upon any rights held by any other Person.

Section 5.16. Patriot Act.  All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the "Patriot Act") and in other statutes and all orders, rules and regulations of the United States government and its various executive department, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the "Patriot Rules" and are incorporated into this section of the Loan Agreement.  Borrower represents and warrants to Lender that neither it nor any of its principals, shareholders, members, partners, or Affiliates, as applicable, is a Person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such Person.  Borrower further represents and warrants to Lender that Borrower and its principals, shareholders, members, partners, or Affiliates, as applicable, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Loan Agreement on behalf of any Person named as a Specially Designated National and Blocked Person.  Borrower hereby agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing representations and warranties.

ARTICLE VI

Affirmative Covenants

Until (i) all Obligations are fully paid and satisfied, (ii) the Revolving Credit Commitment, the Specific Advance Commitment, and the commitment to issue Letters of Credit have been terminated, and (iii) the termination or expiration of all Letters of Credit, Borrower agrees and covenants that it will, and cause each Subsidiary and any Obligated Party to:

Section 6.01. Furnish to Lender:

(a) Annual Financial Statements.  As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet and related statements with detailed footnotes of income or operations, shareholders' equity, and cash flows of Borrower and its Subsidiaries as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing satisfactory to Lender, accompanied by a report and opinion of such accountants, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any "going concern," "emphasis on going concern," or like qualification or exception, or any qualification or exception as to the scope of such audit.  Borrower (i) shall inform such independent public accountants that Lender will rely on the results of such Financial Statements and any other Financial Statements provided to Lender and (ii) grants Lender permission to discuss with such accountants the results of any audit, the field work undertaken, the Loans and any other matters related to Borrower, any Subsidiary and any Obligated Party.

(b) Interim Financial Statements.  As soon as available, and in any event within 45 days after the end of each fiscal quarter of each fiscal year of Borrower, a consolidated and consolidating balance sheet and income statement, and statement of contingent liabilities of Borrower and its Subsidiaries as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by a Managerial Official of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with GAAP.

(c) Compliance Certificate.  A certificate in form acceptable to Lender signed by a Managerial Official of Borrower, within 45 days after the end of each fiscal quarter of each fiscal year of Borrower, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in Default of any term or provisions hereof or thereof, and demonstrating compliance with Article VIII.

(d) Accounts Aging.  An Accounts aging report signed by a Managerial Official of Borrower within 30 days after the end of each calendar month, in form and detail satisfactory to Lender.

(e) Payables Aging.  An accounts payable aging report signed by a Managerial Official of Borrower within 30 days after the end of each calendar month, in form and detail satisfactory to Lender.

(f) Inventory Listing.  A list of Borrower's inventory by location and type (to include the following:  raw materials, work in process, finished goods and any additional items Lender may reasonably request) within 30 days after the end of each calendar month, in form and detail satisfactory to Lender.

(g) Tax Returns.  Copies of Borrower’s income tax returns (federal and state, if any) within 30 days after the applicable filing date for the tax reporting period thereof, prepared by a tax professional satisfactory to Lender.

Section 6.02. Notices.  Promptly notify Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change, including (i) breach or non-performance of, or any default under, a contractual obligation of Borrower, any Subsidiary or any Obligated Party; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower, any Subsidiary or any Obligated Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, any Subsidiary or any Obligated Party;

(c) of the occurrence of any ERISA Event;

(d) of a change in name of Borrower or any Obligated Party or a change in the location of Borrower, any Obligated Party, or any Collateral, in each case, within 30 days prior to such change; and

(e) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

Each notice pursuant to this Section will be accompanied by a statement of a Managerial Official of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to this Section will describe with particularity any and all provisions of this Loan Agreement and any other Loan Document that have been breached or affected thereby.

Section 6.03. Accounts and Records.  Maintain its books and records in accordance with GAAP.

Section 6.04. Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Governmental Requirements of the jurisdiction of its organization and each state in which it is qualified to do business; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

Section 6.05. Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Change; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks (including licenses thereof), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

Section 6.06. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, including but not limited to, commercial property insurance, all risks property damage, commercial general liability, worker's compensation, business interruption and other insurance, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior notice to Lender of termination, lapse or cancellation of such insurance.  Each insurance policy will name Lender as "additional insured" and "mortgagee", as applicable.  Borrower will, and will cause each Obligated Party to, deliver to Lender upon Lender's request, originals or certified copies of insurance policies or certificates of insurance, each in form and substance satisfactory to Lender.

Section 6.07. Right of Inspection.  Permit Lender to (a) visit its properties and installations, (b) examine, audit and make and take away copies or reproductions of its books and records, and (c) discuss with its respective directors, partners, principal officers and independent auditors its respective businesses, assets, liabilities, financial positions, results of operations, and business prospects, during normal business hours and at all reasonable times.  Borrower shall be responsible for the reasonable costs and expenses associated with such inspection; provided, however, prior to the occurrence and continuance of an Event of Default, Lender shall not conduct more than two such inspections during any calendar year nor shall the costs and expenses associated with such inspections exceed $5,000.00.  To the extent Borrower maintains any records, including computer generated records and software programs for the generation of such records in the possession of a third party, Borrower will, to the extent such records constitute Collateral, (i) notify such third party of Lender's Lien in such records, (ii) cause such party to grant access to Lender to such records and (iii) provide Lender with copies of any records Lender may request, all at Borrower's sole cost and expense.  In addition, permit Lender and its designees from time to time to make such inspections and audits, and to obtain such confirmations or other information, with respect to any of the Unencumbered Liquid Assets as Lender deems necessary or desirable and shall reimburse Lender on demand for all costs and expenses incurred by Lender in connection with such inspections and audits.

Section 6.08. Right to Additional Information.  Furnish Lender with such additional information and statements, lists of assets and liabilities, statements of contingent liabilities, tax returns, and other reports and certificates with respect to Borrower's, any Subsidiary's, or any Obligated Party's financial condition, business operations and compliance with the terms of the Loan Documents as Lender may reasonably request from time to time.

Section 6.09. Compliance with Governmental Requirements.  Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all Governmental Requirements applicable to Borrower, its Subsidiaries, and their businesses, operations and Property (including without limitation, all applicable Environmental Laws).

Section 6.10. Taxes.  Timely pay and discharge when due all of its Indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies, Liens and claims, of every kind and nature, imposed upon Borrower, its Subsidiaries or any of their properties, income, or profits, prior to the earlier of the date on which such obligation would become delinquent or the date penalties would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any of Borrower's or its Subsidiary's properties, income, or profits; provided, however, Borrower and its Subsidiaries will not be required to pay and discharge any such assessment, tax, government charge, levy, Lien or claim so long as (a) the legality of the same will be contested in good faith by appropriate judicial, administrative or other legal proceedings instituted with reasonable promptness and diligently conducted, and (b) Borrower and its Subsidiaries will have established on their books adequate reserves with respect to such contested assessment, tax, government charge, levy, Lien or claim in accordance with GAAP.

Section 6.11. Notice of Indebtedness.  Promptly inform Lender of the creation, incurrence or assumption by Borrower or any Subsidiary of any actual or contingent liabilities not permitted under this Loan Agreement or any other Loan Document.

Section 6.12. Additional Documents.  Execute and deliver, or cause to be executed and delivered, to Lender, from time to time as required by Lender, any and all other agreements, instruments and documents which Lender may reasonably request in order to provide the rights and remedies to Lender granted or provided for by the Loan Documents or give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

Section 6.13. Lender as Principal Depository.  Maintain with Lender primary deposit accounts, including business, cash management, operations and administrative deposit accounts.

ARTICLE VII

Negative Covenants

Until (i) all Obligations are fully paid and satisfied, (ii) the Revolving Credit Commitment, the Specific Advance Commitment, and the commitment to issue Letters of Credit have been terminated in full, and (iii) the termination or expiration of all Letters of Credit, Borrower will not, nor will it permit any Subsidiary or any Obligated Party to, directly or indirectly:

Section 7.01. Nature of Business.  Make any material change in the nature of its business as carried on as of the Closing Date.

Section 7.02. Liquidations, Mergers, Consolidations.  Become a party to a merger or consolidation, or, except in connection with a Prospective Acquisition, purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or dissolve, liquidate or cease operations.  Certain Prospective Acquisitions as described in Section 2.01(b)(iii) above are subject to Lender’s affirmative written consent.

Section 7.03. Sale of Assets.  Sell, lease, assign, transfer or otherwise dispose of any of its assets or Properties, other than in the ordinary course of business.

Section 7.04. Sale and Leaseback.  Enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 7.05. Prepayment of Indebtedness.  Prepay any Indebtedness, except the Obligations in accordance with the terms of this Loan Agreement.

Section 7.06. Liens.  Create, incur or permit to exist any Lien or encumbrance on any of its assets including, without limitation, any Deeds of Trust encumbering any real property and/or improvements now owned or hereafter acquired, other than (a) Liens and security interests securing Indebtedness owing to Lender, (b) Liens for taxes, assessments or similar charges that are (i) not yet due or (ii) being contested in good faith by appropriate proceedings and for which Borrower has established adequate reserves, (c) Liens and security interests existing as of the Closing Date which have been disclosed to and approved by Lender in writing, (d) Permitted Purchase Money Liens; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (f) other Liens incidental to the conduct of Borrower’s business or the ownership of its Property and assets (including easements, restrictions and covenants affecting real property) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Lender’s rights in and to the Collateral or the value of Borrower’s Property or assets and which do not materially impair the use thereof in the operation of Borrower’s business; and (g) deposits or Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA).

Section 7.07. Indebtedness.  Create, incur, permit or assume any Indebtedness, other than (a) Indebtedness to Lender, (b) Indebtedness outstanding on the Closing Date which has been disclosed to and approved by Lender in writing, (c) other Indebtedness in an aggregate amount not to exceed $150,000.00 at any one time in the aggregate, and (d) Subordinated Debt incurred from seller financing provided in connection with a Prospective Acquisition.

Section 7.08.  [Reserved]

Section 7.09. [Reserved]

Section 7.10. Loans and Investments.  Make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except that, notwithstanding the foregoing, this Section 7.10 shall not prohibit: (i) loans by Borrower to its employees the aggregate principal amount of which does not exceed $50,000; (ii) Prospective Acquisitions; or (ii) such advances, loans, extensions of credit, capital contributions, investments, or purchases that occur in the ordinary course of business and consistent with past practice.

Section 7.11. Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate of Borrower or any Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's and its Subsidiaries' business and upon fair and reasonable terms no less favorable to Borrower or any Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of Borrower or any Subsidiary.

Section 7.12. Dividends.  Declare or pay any dividends on any shares of its capital stock, make any other Distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of its capital stock, except that, notwithstanding the foregoing, this Section 7.12 shall not prohibit (i) annual capital stock dividends or such dividends that occur in the ordinary course of business; or (ii) purchases, redemptions, acquisitions or retirement of Borrower’s capital stock; provided, however, that with respect to the payment of dividends or purchases, redemptions, acquisitions or retirement of Borrower’s capital stock otherwise permitted by clauses (i) and (ii) foregoing, no Default or Event of Default shall exist or would after giving effect to the payment of any such dividends or the purchase, redemption, acquisition or retirement of any of Borrower’s capital stock.

Section 7.13. Use of Proceeds.  Use the proceeds for any purpose other than as follows:  (a) the Revolving Credit Loans for general working capital needs, and (b) the Specific Advance Loans for Prospective Acquisitions and, in each case described in clauses (a) and (b) above, not in contravention of any Governmental Requirement or of any Loan Document.

Section 7.14. Additional Subsidiaries.  Form or acquire any Subsidiary unless such Subsidiary is formed or acquired in connection with a Prospective Acquisition and Borrower shall have notified Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to Lender a Guaranty or such other document as Lender will deem appropriate for such purpose, and (b) deliver to Lender an executed counterpart of the Security Agreement or such other document as Lender will deem appropriate, and (c) such other documents, instruments and agreements Lender will reasonably request. Additionally, upon the request of Lender, Borrower shall execute and deliver to Lender a pledge of the equity of such Subsidiary (together with blank stock powers) covering one-hundred percent (100%) of the beneficial or other equity interests in any such Subsidiary so formed or acquired.

ARTICLE VIII

Financial Covenants

As long as this Loan Agreement remains in effect, Borrower will, on a consolidated basis with any and all Subsidiaries, directly or indirectly:

Section 8.01 Working Capital. Maintain at all times minimum Working Capital of not less than $4,000,000.00, to be tested as of the end of each fiscal quarter of Borrower.  As used herein, "Working Capital" shall be defined as: (a) Borrower's current assets less (b) Borrower’s current liabilities which current liabilities shall include, for the avoidance of doubt, current portions of Borrower’s long term debt plus all outstanding Advances under the Revolving Credit Commitment.

Section 8.02 Senior Operating Leverage.  Maintain at all times a ratio of (i)(a) Senior Funded Debt less (b) Borrower’s balance sheet cash on hand to the extent in excess of $2,000,000.00 to (ii) EBITDA of not more than 3.0 to 1.0, to be tested  as of the end of each fiscal quarter  of Borrower. As used herein, “Senior Funded Debt” shall be defined as (a) all outstanding amounts of the Revolving Credit Loans, plus all outstanding amounts of the Specific Advance Loans, plus the total outstanding balance of all capital leases.  As used herein, "EBITDA" shall be defined as Borrower's earnings before interest expense, income taxes, depreciation and amortization plus one-time non-recurring expenses.  Additionally, as used herein, prior to the Advance of any Specific Advance Loan, “EBITDA” will be calculated for the Borrower based on a trailing twelve (12) month basis. Beginning with the first quarterly measurement date following any Advance of any Specific Advance Loan, “EBITDA” will be calculated for the Borrower based on a trailing twelve (12) month basis with respect to the Borrower plus a projected twelve (12) month basis with respect to any Prospective Acquisition. Actual EBITDA for such Prospective Acquisition will replace such Prospective Acquisition’s projected EBITDA one calendar quarter at a time (ie a three (3) month period of time) until EBITDA for the Prospective Acquisition is similarly calculated on a trailing twelve (12) month basis post-acquisition by Borrower.

Section 8.03 Free Cash Flow Coverage.  Maintain at all times a ratio of Free Cash Flow to Debt Service of not less than 1.2 to 1.0, to be tested as of the end of each fiscal quarter of Borrower and calculated on a trailing twelve (12) month basis.  As used herein, “Free Cash Flow” shall be defined as the sum of: Borrower's (a) net income before taxes, plus (b) depreciation and amortization, plus (c) interest expense, plus (d) one-time, non-recurring expenses, less (d) cash taxes paid, less (e) non-financed capital expenditures if Borrower’s balance sheet cash on hand is less than $2,000,000.00 as of the end of each such fiscal quarter of Borrower, and less (f) dividends. As used herein, “Debt Service” shall be defined as Borrower's (a) interest expense plus (b) scheduled principal payments, all corresponding to the cash flow measurement period.

ARTICLE IX

Events of Default

Section 9.01. Events of Default.  Each of the following will constitute an "Event of Default" under this Loan Agreement and the other Loan Documents:

(a) The failure, refusal or neglect of Borrower to pay when due any part of the principal of, or interest on, the Notes or any other Obligations by Borrower from time to time.

(b) The failure of Borrower, any Subsidiary, or any Obligated Party to timely and properly observe, keep or perform any covenant, agreement or condition required in Sections 6.01 and 6.02 and Articles VII and VIII.

(c) The failure of Borrower, any Subsidiary, or any Obligated Party to timely and properly observe, keep or perform any covenant, agreement or condition required herein (other than as specified in clauses (a) and (b) above) or in any of the other Loan Documents and such failure continues for fifteen (15) or more days.

(d) Any representation or warranty contained herein, in any of the other Loan Documents or in any other document ever delivered or furnished by Borrower, any Subsidiary or any Obligated Party to Lender in connection with the Obligations is or proves to have been false, misleading, erroneous or breached in any material respect.

(e) If Borrower, any Subsidiary or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to or is unable to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within 60 days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the Applicable Bankruptcy Laws or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of 30 days any attachment, sequestration or similar writ levied upon any Property of such party; or (vi) fails to pay within 30 days any final money judgment against such party.

(f) A levy against the Collateral or any part thereof, or against any material portion of Borrower's other property, or any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after such levy.

(g) Abandonment of any portion of the Collateral or of any material portion of any of the other property of Borrower or any Obligated Party except where – with respect to Borrower’s (or any Obligated Party’s) intellectual property – the abandonment is based on the good faith business judgment of Borrower or such Obligated Party.

(h) The dissolution, liquidation, termination or forfeiture of right to do business of Borrower, any Subsidiary or any Obligated Party, or if Borrower or any Obligated Party is an individual, the death or disability of Borrower, any Subsidiary or any Obligated Party.

(i) An inability of Borrower to satisfy any condition specified herein as precedent to the obligation of Lender to make an Advance or issue any Letter of Credit after an application for Advance or Letter of Credit Request Form has been submitted by Borrower to Lender.

(j) Borrower, any Subsidiary or any Obligated Party will have (i) concealed, removed, or permitted to be concealed or removed any part of its Property with the intent to hinder, delay or defraud any of its creditors; or (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Governmental Requirement; or (iii) suffered or permitted while insolvent (under any applicable definition of the term) any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which Lien is not permanently vacated within 30 days from the Closing Date.

(k) The occurrence of any event or condition which results in, or with notice or lapse of time or both could result in, a default in the payment of any Indebtedness or performance of any obligation of Borrower, any Subsidiary or any Obligated Party to any Person other than Lender, excluding any Indebtedness or obligation not exceeding, individually or in the aggregate, $150,000.00.

(l) The occurrence of a Material Adverse Change.

(m) The occurrence of any material default under any lease covering any portion of the Property or the repudiation, termination or attempted repudiation or termination of any such lease.

(n) The issuance or entry of any attachment or other Lien (other than Lender's Lien on the Collateral) against any of the Property of Borrower for an amount in excess of $100,000.00, if undischarged, unbonded or undismissed within 30 days after such entry.

(o) The occurrence of an ERISA Event.

(p) Any Loan Document or any provision thereof ceases to be in full force and effect; or Borrower or any Obligated Party or any other Person contests the validity or enforceability of any Loan Document or any provision thereof; or Borrower or any Obligated Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof.

(q) If Mark W. King should cease to be involved in the day to day management and operations of the Borrower other as a result of Mr. King’s death, disability, or retirement.

(r) The occurrence and continuation of any Default or Event of Default under any other Loan Document.

Nothing contained in this Loan Agreement will be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default will be cumulative.

Section 9.02. Remedies.  Upon the occurrence of any Event of Default, so long as such Event of Default continues, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Borrower at such time will, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, (b) Lender may, at its option, cease further Advances under any of the Notes, (c) reduce any claim to judgment, and (d) exercise any and all rights and remedies afforded by any of the Loan Documents, or by law or equity or otherwise, as Lender will deem appropriate.  All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may be exercised by Lender at its option and in its sole discretion, upon the occurrence of an Event of Default.

Section 9.03. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent not prohibited by applicable Governmental Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower or any Obligated Party against any and all of the Obligations or the obligations of any Obligated Party now or hereafter existing under this Loan Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Loan Agreement or any other Loan Document and although the Obligations or such obligations of such Obligated Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have.

Section 9.04. Performance by Lender.  Should any covenant, duty, or agreement of any Obligated Party fail to be performed in accordance with the terms of the Loan Documents, Lender may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of any Obligated Party.  In such event, Borrower will pay to Lender on demand any amount expended by Lender in such performance or attempted performance, together with interest thereon at the rate provided in the Notes for past-due payments from the date of such expenditure by Lender until paid.  Notwithstanding the foregoing, it is expressly understood that Lender does not assume and will never have any liability or responsibility for the performance of any duties of Borrower hereunder.  Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, Lender will have the right, in addition to any other right of Lender, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Property.

Section 9.05. Rights Cumulative; Election of Remedies.  All rights and remedies of Lender under the terms of this Loan Agreement will be cumulative of, and in addition to, the rights and remedies of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights and remedies now or hereafter held by Lender under the terms of any other agreement.  Such rights and remedies may be pursued separately, successively or concurrently against Borrower, or any Obligated Party or any Property covered under the Loan Documents at the sole discretion of Lender.  The exercise or failure to exercise any of the same will not constitute a waiver or release thereof or of any other right or remedy, and the same will be nonexclusive.

Section 9.06. Waiver of Deficiency Statute.  In the event an interest in any of the Collateral is foreclosed upon pursuant to a judicial or nonjudicial foreclosure sale, Borrower agrees, notwithstanding the provisions of Sections 51.003, 51.004 and 51.005 of the Texas Property Code (as the same may be amended from time to time), and to the extent not prohibited by Governmental Requirements, that Lender shall be entitled to seek a deficiency judgment from Borrower and any Obligated Party equal to the difference between the Obligations and the amount for which the Collateral was sold pursuant to judicial or nonjudicial foreclosure sale.  Borrower acknowledges and agrees that this waiver creates an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Collateral for purposes of calculating deficiencies owed by Borrower, Obligated Parties and others against whom recovery of a deficiency is sought.

ARTICLE X

Miscellaneous

Section 10.01. Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege herein or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by any Obligated Party therefrom will be effective unless the same will be in writing and signed by Lender, and then will be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Loan Agreement or to any of the other Loan Documents will be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

Section 10.02. Benefits.  This Loan Agreement will be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign or encumber any interests, rights, remedies, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

Section 10.03. Notices.

(a) All notices, requests, demands or other communications required or permitted to be given pursuant to this Loan Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and will be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, three (3) days deposit in a depository receptacle under the care and custody of the United States Postal Service.  Either party will have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least 30 days prior to the effective date of such new address.

(b) Borrower and Lender agree that no notices or other communications by electronic means between such parties or their representatives in connection with this Loan Agreement or any instrument executed in connection herewith shall constitute a transaction, agreement, contract or electronic signature under the Electronic Signatures in Global and National Commerce Act, any version of the Uniform Electronic Transactions Act or any other statute governing electronic transactions, unless otherwise specifically agreed to in writing.

Section 10.04. Continuation and Survival.  All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will be deemed continuing and made at and as of the date of this Loan Agreement and at and as of all times thereafter.  All statements contained in any certificate, financial statement, legal opinion or other instrument delivered by or on behalf of Borrower, its Subsidiaries, or Obligated Parties pursuant to or in connection with any of the Loan Documents will constitute additional representations and warranties made under this Loan Agreement of the facts asserted in such certificate, financial statement, legal opinion or other instrument.  All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will survive until payment in full of all sums owing and performance of all other obligations hereunder by Borrower to Lender and will not be waived by the execution and delivery of this Loan Agreement, any Advance or issuance of Letter of Credit hereunder, any investigation by Lender or any other event except a specific written waiver by Lender.

Section 10.05. Controlling Agreement.  The parties hereto intend to conform strictly to the applicable usury Governmental Requirements.  In no event, whether by reason of demand for payment or acceleration of the maturity of the Obligations or otherwise, will the interest contracted for, charged or received by Lender hereunder or otherwise exceed the maximum amount permissible under applicable Governmental Requirements.  If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender will be reduced automatically to the maximum amount permitted under applicable Governmental Requirements.  If Lender will ever receive anything of value deemed interest under applicable Governmental Requirements which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which would have been excessive interest will be applied to the reduction of the principal amount owing on the Obligations in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid principal balance of the Obligations, such excess will be refunded to Borrower.  The interest and any other amounts that would have been payable in respect of any portion of the Obligations or during any period but were not payable as a result of the operation of this Section shall be cumulated and the interest and other amounts on any other portion of the Obligations or periods shall be increased (but not above the maximum amount permitted under applicable Governmental Requirement) until such cumulated amount shall have been received by Lender.  All interest paid or agreed to be paid to Lender will, to the extent permitted by applicable Governmental Requirements, be amortized, prorated, allocated and spread throughout the full stated term (including  any renewal or extension) of such Obligations so that the amount of interest on account of such Obligations does not exceed the maximum permitted by applicable Governmental Requirements.  The provisions of this Section will control all existing and future agreements between Borrower and Lender.

Section 10.06. No Third Party Beneficiary.  This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

Section 10.07. Lender's Consent or Approval.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment will be (a) within the sole discretion of Lender; and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender.  Each provision for consent, approval, inspection, review, or verification by Lender is for Lender's own purposes and benefit only.

Section 10.08. Applicable Governmental Requirements.  This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, are performable in Bexar County, Texas, and will be governed by and construed in accordance with the Governmental Requirements of the State of Texas and the Governmental Requirements of the United States applicable to transactions within the State of Texas.  Except to the extent that the Governmental Requirements of the United States may apply to the terms hereof, the substantive Governmental Requirements of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Loan Agreement and the other Loan Documents.  In the event of a dispute involving this Loan Agreement, any other Loan Document or any other instrument executed in connection herewith, Borrower irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.  To the extent that Chapter 303 of the Texas Finance Code is applicable to any Loan, any Advance or any Loan Document, the "weekly ceiling" specified in such article is the applicable ceiling; provided that, if any applicable Governmental Requirement permits greater interest, the Governmental Requirement permitting the greatest interest will apply.

Section 10.09. Loan Agreement Governs.  This Loan Agreement, together with the other Loan Documents, comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the terms of this Loan Agreement and any terms of any other Loan Document, the terms of this Loan Agreement will govern; provided, that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document will not be deemed a conflict with this Loan Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and will be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.10. Time of Essence.  Time will be of the essence in this Loan Agreement.

Section 10.11. Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 10.12. Invalid Provisions.  If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future Governmental Requirements, such provision will be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.

Section 10.13. Expenses of Lender.  Borrower shall pay to Lender on demand:  (a) all costs and expenses incurred by Lender in connection with the preparation, negotiation, execution and administration of this Loan Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, increases, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of Lender's legal counsel and professionals, (b) all costs and expenses incurred by Lender in connection with the enforcement, workout or restructure of this Loan Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of Lender's legal counsel and professionals, and (c) all other costs and expenses incurred by Lender in connection with this Loan Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees, and other charges levied by a Governmental Authority or otherwise payable in respect of this Loan Agreement or any other Loan Document.

Section 10.14. INDEMNIFICATION OF LENDER.  BORROWER SHALL INDEMNIFY AND HOLD LENDER, ITS AFFILIATES AND LENDER'S SUCCESSORS AND ASSIGNS (EACH SUCH PERSON HEREIN REFERRED TO AS AN "INDEMNITEE") ABSOLUTELY HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES INCURRED BY OR IMPOSED UPON OR ALLEGED TO BE DUE OF INDEMNITEE IN CONNECTION WITH (A) THE EXECUTION OR DELIVERY OF THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE

CASE OF LENDER, THE ADMINISTRATION OF THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, (B) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER, ANY SUBSIDIARY OR ANY OBLIGATED PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER, ANY SUBSIDIARY OR ANY OBLIGATED PARTY, OR (d) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY OBLIGATED PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, OR (II) A CLAIM BROUGHT BY BORROWER OR ANY OBLIGATED PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE'S OBLIGATIONS HEREUNDER OR ANY OTHER LOAN DOCUMENT. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER WILL ASSUME, TO THE EXTENT REQUESTED BY LENDER, THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND WILL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN.  LENDER MAY, IN ITS SOLE DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING, AND BORROWER WILL IMMEDIATELY REPAY TO LENDER IN CASH THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE RATE SPECIFIED IN THE NOTES TO BE APPLICABLE TO PAST-DUE PRINCIPAL.  LENDER WILL HAVE THE RIGHT TO JOIN BORROWER AND ITS SUBSIDIARIES AS PARTIES DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER AND ITS SUBSIDIARIES AS PARTIES DEFENDANT TO ANY SUCH ACTION.

Section 10.15. Participation of the Loans.  Borrower agrees that Lender may, at its option, sell interests in the Loans and its rights and remedies under this Loan Agreement to one or more financial institutions or other Person acceptable to Lender and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower or any Obligated Party to each prospective purchaser; provided, however, that at no time prior to the existence of an Event of Default will Lender sell, assign or transfer all or a portion of any Loan to an industry competitor of Borrower.

Section 10.16. Counterparts; Facsimile Documents and Signatures.  This Loan Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, will be deemed to constitute one and the same instrument.  For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document.  Additionally, the signature of any party on this document transmitted by way of a facsimile machine or electronic mail will be considered for all purposes as an original signature.  Any such transmitted document will be considered to have the same binding legal effect as an original document.  At the request of any party, any faxed or electronically transmitted document will be re-executed by each signatory party in an original form.

Section 10.17. Imaging of Documents.  Borrower understands and agrees that (a) Lender's document retention policy may involve the electronic imaging of executed Loan Documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

Section 10.18. No Oral Agreements.  The term "WRITTEN AGREEMENT" will include this Loan Agreement, together with each and every other document relating to and/or securing the Obligations, regardless of the date of execution. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.19. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE GOVERNMENTAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.20.  Amendment and Restatement.  This Loan Agreement is given in amendment and restatement (in its entirety), but not in extinguishment, of the Indebtedness of Borrower under that certain Promissory Note  dated as of May 31, 2011 in the original principal amount of $6,000,000.00 by and between Borrower and Lender, as the same has been amended, restated or modified from time to time.

Section 10.21. Confidentiality. Unless otherwise required to be disclosed by applicable law, other Governmental Requirements or a Governmental Authority, Lender shall hold all non-public information regarding Borrower, its Subsidiaries, each Obligated Party and their businesses delivered by Borrower to Lender pursuant to the requirements hereof and expressly marked as confidential in conspicuous lettering in accordance with Lender’s customary procedures for handling confidential information of such nature.

[Remainder of Page Intentionally Left Blank]

Executed as of the date first written above.

BORROWER:

MICROPAC INDUSTRIES, INC.,
a Delaware corporation

By: /s/ Mark W. King
Name: Mark W. King
Title: CEO

LENDER:

FROST BANK,
a Texas state bank

By: /s/ Jason Purser
Name: Jason Purser
Title: Vice President

EXHIBIT A

[Form of Specific Advance Note Follows This Cover Page]

FORM OF PROMISSORY NOTE
(this “Note”)

$[________________________]	___________________, 20____

For value received, MICROPAC INDUSTRIES, INC., a Delaware corporation, as principal ("Borrower"), promises to pay to the order of FROST BANK, a Texas state bank ("Lender") at P.O. Box 34746, San Antonio, Texas  78265, or at such other address as Lender shall from time to time specify in writing, the principal sum of ____________________________ AND ____/100 DOLLARS ($_________________), in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below.  Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be. This Note has been executed and delivered pursuant to the Loan Agreement (hereafter defined), is one of the “Specific Advance Notes” referred to therein, and reflects one of the “Specific Advance Loans” made under the “Specific Advance Commitment” set forth in the Loan Agreement.

1.           Payment Terms.

(a) Interest only shall be due and payable monthly as it accrues on the 1st day of each and every calendar month, beginning ________, 20__, and continuing regularly and for 5 months thereafter until _____, 20__ (the “Last Interest Only Payment Date”)[Six Month Interest Only Period]; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

(b) Thereafter, principal and interest shall be due and payable in level monthly installments, payable on the 1st day of each calendar month, beginning on the 1st day of the calendar month following the Last Interest Only Payment Date, and continuing regularly thereafter, on the 1st day of each of the 56 succeeding calendar months, and in one final installment, on the 58th month following the Last Interest Only Payment Date [58 Months from the end of the Interest Only Period] (“Maturity Date”), the entire amount hereof, principal and interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.  The amount of the level monthly installment of principal and interest for such period shall be determined by Lender on the Last Interest Only Payment Date  [Last day of the Interest Only Period], calculated on the basis of a mortgage amortization of the unpaid principal balance of this Note on the Last Interest Only Payment Date  [Last day of the Interest Only Period] over a period of fifty-eight (58) months (the “Amortization Period”) and using the then existing Variable Rate or Fixed Rate (as such terms are defined below) depending on Borrower’s interest rate selection described in Section 3 hereof.

(c) It is intended by Lender and Borrower that, after the Last Interest Only Payment Date, the payments hereon shall always be sufficient to pay all accrued interest and some principal on this Note.  In order to maintain the present amortization schedule on this Note in the event that Borrower exercises its option to have the Variable Rate apply to this Note, Lender shall have the option, in its sole discretion, to adjust the payment amount every year during the term hereof, beginning on the first anniversary of the Last Interest Only Payment Date  [One calendar year following the last day of the Interest Only Period], to an amount satisfactory, in Lender’s sole discretion, to cover (i) all accrued, unpaid interest hereon, (ii) the principal reduction required to fully amortize the unpaid principal balance hereof in equal monthly payments over the then remaining portion of the Amortization Period, and (iii) all interest anticipated to accrue on this Note during the one-year period following a payment adjustment.  Lender may choose not to change the payments on this Note in any year throughout the term hereof.

2.           Late Charge.  If a payment is made more than 10 days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (i) 5% of the unpaid portion of the regularly scheduled payment, or (ii) $250.00, whichever is less.   Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

3.           Interest Rate.

(a) Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (x) at Borrower’s option, the Variable Rate or the Fixed Rate (both as defined below), or (y) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law. The option described herein above shall be exercised by Borrower in writing on or before the effective date of this Note and shall be irrevocable for the full term of this Note; provided, however, if such option is not made by Borrower on or before the effective date of this Note, the Variable Rate shall apply to the full term of this Note.

(b) As used herein, the term “Variable Rate” means a per annum rate equal to The Wall Street Journal London Interbank Offered Rate (as defined below) plus two and one-half percent (2.50%) per annum, with said rate to be adjusted daily to reflect any change in The Wall Street Journal London Interbank Offered Rate at the time of any such change.  As used herein, for any date, The Wall Street Journal London Interbank Offered Rate" shall mean the London Interbank Offered Rate (LIBOR) for 90-days quoted in the most recently published issue of The Wall Street Journal (Central Edition) in the "Money Rates" column.  Borrower acknowledges that (i) if more than one London Interbank Offered Rate  is published at any time by The Wall Street Journal, the highest of such London Interbank Offered Rate shall constitute the London Interbank Offered Rate hereunder, and (ii) if at any time The Wall Street Journal ceases to publish a London Interbank Offered Rate, Lender shall have the right to select a substitute rate that Lender determines, in the exercise of its reasonable commercial discretion, to be comparable to such LIBOR rate, and the substituted rate as so selected, upon the sending of written notice thereof to Borrower, shall constitute the London Interbank Offered Rate hereunder.  The Wall Street Journal London Interbank Offered Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Each determination by Lender of the LIBOR shall be conclusive and binding absent manifest error, and may be computed using any reasonable averaging and attribution method.

(c) As used herein, the term “Fixed Rate” means the Secure Connect Amortizing Rate for a maturity of five (5) years with a sixty (60) month amortization established by the Federal Home Loan Bank of Dallas in its listing of advanced pricing rates, plus two and one-half percent (2.50%).  In the event the Federal Home Loan Bank of Dallas ceases to publish the foregoing interest rate, then Lender shall substitute a comparable index in its reasonable discretion.

4.           Default Rate.  For so long as any Event of Default exists under this Note or under any of the other Loan Documents (defined below), regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue at the rate stated above plus five percent (5%) per annum, but in no event in excess of the highest rate permitted by applicable law, and such accrued interest shall be immediately due and payable.  Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender's actual damages resulting from any event of default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

5.           Prepayment.

(a) If the Variable Rate is selected or deemed selected by Borrower pursuant to Section 3 above, then Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty.  Any prepayments shall be applied first to accrued interest and then to principal.  Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.  All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

(b) If the Fixed Rate is selected by Borrower pursuant to Section 3 above, then Borrower may prepay, prior to maturity, all or any part of the principal of this Note without penalty (and the other prepayment provisions set forth in Section 5(a) above will also apply) , unless any such prepayment is made as part of a refinancing of all or any part of the principal of this Note with a party other than Lender (or any of its affiliates) whereupon: Borrower shall have the right to prepay the Note only if (i) such prepayment is in full payment of the outstanding balance and all accrued but unpaid interest on the Note, (ii) Borrower shall provide written notice to Lender not less than thirty (30) days prior to the date of such prepayment, and (iii) Borrower shall pay to Lender a prepayment premium in accordance with the following:

In consideration of Lender offering to make the loan as a fixed rate loan, Borrower agrees that if Borrower prepays the Note (including prepayment as a result of an event of default), Borrower shall pay all accrued interest on the Note and a prepayment premium equal to the product of (x) the principal balance of the Note times (y) the Prepayment Factor times (z) the number of months remaining from the prepayment date to the termination date of the fixed interest rate period of the Note (with any fraction of a month counted as a month), discounted to net present value at the Discount Rate on a monthly basis.

    “Prepayment Factor” means A minus B divided by 12, where

A = The sum of (i) the Treasury Rate for the Determination Date plus (ii) one half of one percent (½%); and

B = The Treasury Rate for the Prepayment Date.

“H.15” means “Statistical Release H.15, Selected Interest Rates” of the Board of Governors of the Federal Reserve System, or any successor publication; “Treasury Rate for the Determination Date” means, for any date, the Treasury constant maturity nominal yield value displayed for the date in question in H.15 for the maturity closest in length to the term of the fixed interest rate period of the Note; “Determination Date” means the start date of the fixed interest rate period of the Note; “Treasury Rate for the Prepayment Date” means, for any date, the Treasury constant maturity nominal yield value displayed for the date in question in H.15 for the maturity closest in length to the remaining term of the fixed interest rate period of the Note; “Discount Rate” means the Treasury Rate for the Prepayment Date.

Lender shall deliver to Borrower a statement setting forth the amount and manner of determining such prepayment premium, which statement shall be conclusive and binding upon Borrower for all purposes, absent manifest error. Borrower agrees to pay such prepayment to Lender within three (3) calendar days after receipt of such statement. If no Treasury Rate is displayed in H.15 for the Determination Date or the prepayment date, Lender shall use the Treasury Rate for the next preceding date for which it is displayed. If, in the case of any prepayment, Lender determines B in the Prepayment Factor to equal or exceed A, then no prepayment premium shall be due. Failure by Lender to collect or demand such a premium at the time of a prepayment shall not be deemed a waiver of Lender’s right to such premium or to any future premium.

The prepayment premium provided above shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of the Note is paid prior to the maturity date of this Note, whether such prepayment is voluntary or involuntary, even if such prepayment results from Lender's exercise of its rights upon the occurrence and continuation of an Event of Default (as defined in the Loan Agreement or the other Loan Documents, which terms are defined below) and acceleration of the maturity date of this Note (irrespective of whether or not foreclosure proceedings or any other proceedings against Borrower, the collateral property or any guarantor have been commenced), and shall be in addition to any other sums due under this Note, the Loan Agreement, or under any of the other Loan Documents.  No tender of a prepayment of this Note with respect to which a prepayment premium is due shall be effective unless and until such prepayment is accompanied by the applicable prepayment premium.

6.           Default.  It is expressly provided that upon the occurrence of an Event of Default specified in the Loan Agreement or any of the other Loan Documents, so long as such Event of Default continues, the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney's fees.

7.           Joint and Several Liability; Waiver.  Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder.  Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of  the others.  All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity.  No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

8.           No Usury Intended; Usury Savings Clause.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law.  The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded.  To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9.           Security.  This Note has been executed and delivered pursuant to that certain Loan Agreement dated as of January 23, 2012 by and between Borrower and Lender (as amended from time to time, the "Loan Agreement"), and is secured by, inter alia, a Security Agreement dated of even date with the Loan Agreement, given by Borrower in favor of Lender (as amended and supplemented from time to time, the “Security Agreement”), covering certain collateral as more particularly described therein. This Note is one of the “Specific Advance Notes” described in and issued pursuant to the Loan Agreement. This Note, the Loan Agreement, the Security Agreement, and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including but not limited to those documents described above, are collectively referred to as the "Loan Documents."  The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

10.           Texas Finance Code.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note.  To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the "weekly ceiling" specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

11.           Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

12.           Purpose of Loan.  Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

13.           Captions.  The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

14.           Reference to Loan Agreement. This Note has been executed and delivered pursuant to the Loan Agreement.  In the event of any conflict between the terms of this Note and the Loan Agreement, the terms of the Loan Agreement shall control.

BORROWER:

MICROPAC INDUSTRIES, INC.,
a Delaware corporation

By : _________________________________
Name: _______________________________
Title: ________________________________

EXHIBIT B

[Form of Subordination Agreement Follows This Cover Page]

FORM OF SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is executed and made effective as of ________________, 20__, by and among MICROPAC INDUSTRIES, INC., a Delaware corporation (“Borrower”), [_________________] (the “Subordinate Lender”), and FROST BANK, a Texas State bank (together with its successors and/or assigns, “Senior Lender”).

WITNESSETH:

WHEREAS, Borrower has issued to Subordinate Lender that certain Promissory Note (the “Subordinate Note”), dated of even date herewith, in the original principal amount of $[______________] (a copy of which is attached hereto as Exhibit A), pursuant to which Subordinate Lender has made an unsecured loan or has extended other unsecured financial accommodations to Borrower (the “Subordinate Loan”);

WHEREAS, pursuant to various loan documents, now and hereafter existing, including without limitation that certain Loan Agreement dated as of [_______], 2012, by and between Borrower and Senior Lender (the “Loan Agreement”), Senior Lender has provided, and may in the future additionally provide, extensions of credit to Borrower (collectively, the “Senior Loan”);

WHEREAS, Borrower, Senior Lender, and Subordinate Lender desire to make the Subordinate Obligations (as defined below) junior and subordinate in right of payment and right of priority to the Senior Obligations as provided below; and

WHEREAS, Borrower, Subordinate Lender, and Senior Lender are entering into this Agreement to govern, among other things, Borrower’s ability to make payments on the Subordinate Loan;

NOW THEREFORE, in consideration of the premises, mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto stipulate and agree as follows:

1. Certain Definitions.  Capitalized terms used in this Agreement shall have the respective meanings set forth below or in the part of this Agreement where first used, and capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement:

“Collateral Property” means all assets, property and property rights, of any kind or nature, tangible or intangible, now or hereafter existing, in which Borrower owns, asserts or maintains an interest.

“Enforcement” means for Subordinate Lender to commence the judicial or non-judicial enforcement of any of its rights and remedies with respect to the Subordinate Obligations under the Subordinate Loan Documents, any related agreements, or applicable law.

“Finally Paid” or “Final Payment,” when used in connection with the Senior Obligations means the full, final and indefeasible payment of all of the Senior Obligations and the irrevocable termination of Senior Lender’s obligation to make loans or other advances under the Senior Loan Documents.

“Proceeding” means (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Borrower, its creditors, as such, or to its assets; (b) any liquidation, dissolution or other winding up of Borrower, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Borrower.

“Senior Loan Documents” means all documents which evidence, secure, guarantee, and/or pertain to the Senior Loan, now and hereafter existing, plus all amendments, modifications, increases, renewals and extensions of the foregoing.

“Senior Obligations” means all loans, advances, liabilities, debit balances, covenants, guaranties and duties at any time owed by Borrower to Senior Lender or its successors or assigns, now existing or hereafter arising under, or pursuant to, Senior Loan Documents, and all deferrals, modifications, renewals, extensions, and refinancings by Senior Lender, in whole or in part, of any of the foregoing.

“Subordinate Loan Documents” means the Subordinate Note and all other documents which evidence, secure, guarantee and/or pertain to the Subordinate Loan, plus all amendments, modifications and substitutions of the foregoing.

“Subordinate Obligations” means all present and future obligations of Borrower to Subordinate Lender, together with all amendments, renewals, and extensions thereof, arising under or pursuant to the Subordinate Loan Documents, including, without limitation, all obligations to pay principal and interest on the Subordinate Loan and all obligations to make installment payments and to pay costs, fees and expenses under the Subordinate Loan Documents.

2. Subordination.

(a) Subordinate Lender hereby postpones and subordinates, to the extent and in the manner provided in this Agreement, all of the Subordinate Obligations to the Final Payment of all of the Senior Obligations.  Subordinate Lender hereby agrees that all claims and rights of any kind Subordinate Lender may now have or hereafter acquire against the Borrower, any Subsidiary of Borrower, and any Collateral Property (if any and subject to Section 6 below) resulting from the Subordinate Obligations shall be subordinate and subject to the Senior Lender’s claims and rights against the Borrower, any Subsidiary of Borrower, and/or the Collateral Property arising from or out of the Senior Obligations, to the extent and in the manner set forth in this Agreement.  The Subordinate Note shall bear a conspicuous legend that it is subordinated to the Senior Obligations in accordance with the terms of this Agreement.

(b) Subject to Section 6 below, each of Borrower and Subordinate Lender hereby agrees that any liens, security interests, claims, and rights of any kind Subordinate Lender may presently have or hereafter acquire against Borrower or any of the Collateral Property shall be subordinate and subject to the liens, security interests, claims, and rights of Senior Lender against Borrower and the Collateral Property arising from or out of the Senior Obligations and the Senior Loan Documents, regardless of the order or time as of which any liens or security interests attach to any of the Collateral Property, the order or time of UCC filings or any other filings or recordings, the order or time of granting of any such liens or security interests, or the physical possession of any of the Collateral Property, in each case unless and until this Agreement is terminated in accordance with Section 19 of this Agreement.  Subject to Section 6 below, if Borrower or Subordinate Lender executes, files, or records any agreement, document, or instrument granting, creating, or otherwise evidencing any lien, each such agreement, document, or instrument shall bear a conspicuous legend that it is subordinated to the liens of Senior Lender in accordance with the terms of this Agreement.

(c) Except as expressly permitted pursuant to Section 3(b) below, Subordinate Lender agrees not to initiate or pursue any Enforcement until the Senior Obligations and all other obligations created under the Senior Loan Documents have been Finally Paid.  Subordinate Lender agrees to execute and deliver to Senior Lender (and authorizes Senior Lender to execute and deliver on behalf of Subordinate Lender) such UCC-3 financing statement amendments and such other documents and instruments as Senior Lender may reasonably request from time to time to evidence the subordination contained herein.

3. Permitted Payments on Subordinate Obligations.  Except as provided below, nothing contained in this Agreement shall prevent Borrower from making regularly scheduled principal and interest payments on the Subordinate Obligations as and when required pursuant to the terms of the Subordinate Note; provided, however:

(a) Upon default in the payment of all or any portion of any Senior Obligations when due (a “Payment Default”), and upon receipt by Subordinated Lender of written notice from Senior Lender of such Payment Default, no direct or indirect payment in cash, property or securities, by set-off, realization upon any of Borrower’s property or otherwise (including any Collateral Property and subject to Section 6 below), shall be made or agreed to be made by Borrower or accepted by Subordinate Lender on account of the principal of, premium or interest on any of the Subordinate Obligations or any other amounts due under the Subordinate Loan Documents or in respect of any redemption, retirement or acquisition of any of the indebtedness evidencing or due under the Subordinate Loan Documents and no Enforcement will be commenced, undertaken or prosecuted by Subordinate Lender, unless and until (i) such Payment Default has been cured or has been waived in writing by Senior Lender or (ii) the Senior Indebtedness is Finally Paid.

(b) Upon the occurrence and during the continuance of a Default or an Event of Default under any of the Senior Loan Documents, other than a Payment Default, and upon receipt by Subordinate Lender of written notice (the “Default Notice”) from Senior Lender, no direct or indirect payment in cash, property or securities, by setoff, realization upon Borrower’s property or otherwise (including any Collateral Property and subject to Section 6 below), shall be made or agreed to be made by Borrower or accepted by Subordinate Lender on account of the principal of, premium or interest on any of the Subordinate Obligations or any other amounts due under the Subordinate Loan Documents or in respect of any redemption, retirement or acquisition of any of the indebtedness evidencing or due under the Subordinate Loan Documents, and no Enforcement will be commenced, undertaken or prosecuted by Subordinate Lender, unless and until the earlier of the following to occur has occurred: (i) Subordinate Lender has received a written notice from Senior Lender that the Default or Event of Default referred to in such Default Notice has been cured or has been waived by Senior Lender, or (ii) the expiration of 180 days following the giving of the Default Notice (the period from the date the Default Notice is given to the earlier to occur of the events described in clauses (i) and (ii) immediately preceding shall be referred to as the “Standstill Period”); provided that within the first 90 days following the expiration of any Standstill Period, the Subordinate Lender’s Enforcement shall exclude any attempt to realize upon, or exercise any rights of any nature with respect to any of Borrower’s property (including any Collateral Property) securing the Subordinated Indebtedness (if any and subject to Section 6 below); and provided further, that the Subordinate Lender will discontinue any Enforcement commenced pursuant to this clause upon the occurrence of any Payment Default or the commencement of any subsequent Standstill Period.  Any Enforcement by Subordinate Lender pursuant to this Section 3(b) will be subject at all times to the payment subordination and lien subordination provisions as forth in this Agreement.

(c) In the event that any failure of Borrower to make or Subordinate Lender to receive any payment with respect to any Subordinate Obligations as a result of the provisions of this Section 3 shall be deemed a default or event of default under any of the Subordinate Loan Documents, such event shall not give rise to any right of Subordinate Lender to exercise any Enforcement, any provision of Subordinate Loan Documents to the contrary notwithstanding.

(d) Subordinate Lender shall provide Senior Lender with written notice of the occurrence of any default or event of default which occurs under the Subordinate Loan Documents promptly after acquiring knowledge thereof.  Subordinate Lender shall deliver to Senior Lender a duplicate copy of any notice of default or event of default under the Subordinate Loan Documents that Subordinate Lender delivers to Borrower (such duplicate copy to be delivered to Senior Lender simultaneously with the delivery of the original thereof to Borrower).

4. Limitation on Amendments and Interest Rate.  Subordinate Lender and Borrower agree that the Subordinate Loan Documents may not be amended or modified in any respect which adversely affects, or could reasonably be expected to adversely affect, Senior Lender or violates the terms of the Senior Loan Documents without the prior written consent of Senior Lender; provided, however, Subordinate Lender agrees that it will not, without the prior written consent of Senior Lender, increase the rate of interest or the amount of any regular payment installment with respect to the Subordinate Obligations, or increase the amount of fees or chargers payable with respect to the Subordinate Obligations.

5. No Enforcement or Proceeding.  Until the Senior Obligations have been Finally Paid, and Senior Lender has no further commitment to lend to Borrower under the Senior Loan Documents, Subordinate Lender agrees (a) not to commence, undertake, or prosecute any Enforcement unless expressly permitted by Section 3(b) above, and (b) not to commence or initiate any Proceeding.

6. Collateral for Subordinate Obligations.  The Subordinate Obligations are unsecured as of the date of this Agreement and will remain unsecured until the Senior Obligations are Finally Paid and Senior Lender has no further obligation to extend any credit under the Senior Loan Documents to Borrower.

7. Parties in Interest.  The provisions of this Agreement are intended solely for the purpose of defining the relative rights of Subordinate Lender, on the one hand, and Senior Lender, on the other hand; provided that this Agreement shall be binding on and inure to the benefit of the respective heirs, personal representatives, successors and assigns of Subordinate Lender and Senior Lender.  Nothing contained in this Agreement is intended to or shall impair, as between Borrower, its creditors (other than Subordinate Lender), and Senior Lender the obligations of Borrower, which are absolute and unconditional, or to pay Subordinate Lender the Subordinate Obligations as and when the same shall become due and payable in accordance with their terms as modified by and subject to this Agreement.  Nothing in this Agreement is intended to or shall affect the relative rights against Borrower of the Subordinate Lender on the one hand and creditors of Borrower (other than Senior Lender) on the other hand.

8. Distributions of Borrower’s Assets.  Subordinate Lender agrees that in the event of any distribution, division, or application, partial or complete, voluntary or involuntary, through a Proceeding, which shall be payable or deliverable upon or with respect to any indebtedness of Borrower to Subordinate Lender under the Subordinate Obligations shall be paid or delivered directly to Senior Lender for application by Senior Lender to the Senior Obligations until the Senior Obligations have been Finally Paid.  Subordinate Lender hereby irrevocably authorizes and empowers Senior Lender to demand, sue for, collect, and receive every such payment or distribution and to file claims and take such other proceedings in Senior Lender’s own name or in the name of Subordinate Lender or otherwise as Senior Lender may deem necessary or advisable for the enforcement of this Agreement if Senior Lender has requested Subordinate Lender to take any such action and Subordinate Lender has failed to promptly comply with such request; and Subordinate Lender hereby agrees to execute and deliver to Senior Lender such powers of attorney, assignments, or other instruments as may be requested by Senior Lender in order to enable Senior Lender to enforce any and all claims upon or with respect to any and all indebtedness of Borrower to Subordinate Lender and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to any such indebtedness of Borrower to Subordinate Lender.

9. Distributions Delivered to Senior Lender.  Except for payments which are expressly allowed by Section 3 of this Agreement to be received and retained by Subordinate Lender, should any payment or distribution or security or proceeds thereof be received by Subordinate Lender upon or with respect to any indebtedness of Borrower to Subordinate Lender under the Subordinate Obligations prior to the Final Payment of all the Senior Obligations, Subordinate Lender will immediately deliver the same to Senior Lender in precisely the form received (except for the endorsement or assignment of Subordinate Lender where necessary) for application by Senior Lender to the Senior Obligations, and, until so delivered to Senior Lender, the same will be held in trust by Subordinate Lender as property of Senior Lender.  In the event of failure of Subordinate Lender to make any such endorsement or assignment, Senior Lender, or any of its officers or employees in behalf of Senior Lender, is hereby irrevocably authorized to make the same.

10. Assignment.  Subordinate Lender shall not transfer to a third party all or any portion of the Subordinate Obligations while any of the Senior Obligations remain unpaid unless such assignment or transfer is made expressly subject to this Agreement.

11. GOVERNING LAW AND VENUE.  THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS COUNTY, TEXAS AND THE LAWS (EXCLUDING CHOICE OF LAW PROVISIONS) OF SUCH STATE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, EXCEPT TO THE EXTENT FEDERAL LAWS OTHERWISE GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF ALL OR ANY PART OF THIS AGREEMENT.  ALL LEGAL ACTIONS RELATED TO THIS AGREEMENT SHALL BE BROUGHT IN THE APPROPRIATE COURT OF LAW LOCATED IN DALLAS COUNTY, TEXAS, TO THE EXCLUSION OF ALL OTHER VENUES.

12. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given to such party at its address, telex or telecopy number set forth on the signature pages hereof or such other address, telex or telecopy number as such party may hereafter specify for that purpose by notice to the other party.  Each such notice, request or other communication shall be effective and deemed received (a) if given by telex or telecopy, when such telex or telecopy is transmitted to the appropriate telex or telecopy number and the appropriate answer back is received or receipt is otherwise confirmed, (b) if given by mail, three (3) business days after deposit in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when actually received at the appropriate address by such party.

13. Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto.

14. No Waiver.  No course of dealing between Senior Lender and Subordinate Lender, nor any failure to exercise, nor any delay in exercising on the part of Senior Lender any right hereunder or under the Senior Loan Documents shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right.

15. Amendments and Modifications.  This Agreement shall be modified or amended only in a written document, signed by Senior Lender and Subordinate Lender; provided, however, as long as the Senior Obligations are outstanding, this Agreement is a continuing agreement of subordination and is not revocable by Subordinate Lender.

16. Effect of Bankruptcy.  This Agreement shall be applicable both before and after filing of any petition by or against Borrower under the federal bankruptcy code, and all references herein to Borrower shall be deemed to apply to a trustee for Borrower and Borrower as debtor-in-possession, and all allocations of payments between the Senior Lender and the Subordinate Lender shall be as set forth herein.

17. Default Under Agreement.  The failure or refusal of Subordinate Lender to punctually and properly perform, observe, and comply with any covenant, agreement, or condition contained in this Agreement will constitute a default under this Agreement and a default and Event of Default under each and every instrument evidencing all or any part of the Senior Obligations.

18. Covenant Not to Challenge.  This Agreement has been negotiated by the parties with the expectation and in reliance upon the assumption that the instruments and documents evidencing the Senior Obligations are valid and enforceable.  In determining whether to enter into this Agreement, Subordinate Lender has assumed such validity and enforceability, and has agreed to the provisions contained herein, without relying upon any reservation of a right to challenge or call into question such validity or enforceability.  As between Senior Lender and Subordinate Lender, Subordinate Lender hereby covenants and agrees that it shall not initiate in any proceeding a challenge to the validity or enforceability of the documents and instruments evidencing and securing the Senior Obligations, nor shall Subordinate Lender instigate other parties to raise any such challenges, nor shall Subordinate Lender participate in or otherwise assert any such challenges which are raised by other parties.

19. Termination of Subordination.  This Agreement shall continue and shall be irrevocable until the date all of the Senior Obligations have been Finally Paid by Borrower or otherwise discharged and released by the Senior Lender.

20. FINAL AGREEMENT.  THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

Executed and delivered as of the date and year first above written.

SENIOR LENDER:

FROST BANK

By: __________________________
Name: Jason Purser
Title: Vice President

Address for Notices:

2727 N. Harwood, 10th Floor Dallas, Texas 75201 Fax No.: 214.515.4955 Telephone No.: 214.515.4923 Attention: Jason Purser e-mail: Jason.purser@frostbank.com

[Signatures Continue on Following Page]

SUBORDINATE LENDER:

[_______________________]

By: __________________________
Name: ________________________
Title: _________________________

Address for Notices:

________________
________________
Fax No.:
Telephone No.:
Attention:
e-mail:

[Signatures Continue on Following Page]

BORROWER:

MICROPAC INDUSTRIES, INC.,
a Delaware corporation

By: ________________________________
       Name: ________________________
       Title: _________________________

Address for Notices:

905 E. Walnut Street
Garland, Texas 75040
Fax No.:
Telephone No.: 972.272.3571
Attention:
e-mail:

SECURITY AGREEMENT

Borrower:	Micropac Industries, Inc.	Lender/Secured Party:	Frost Bank
Address:	905 E. Walnut St. Garland, Texas 75040	Address:	P.O. Box 1600 San Antonio, Texas 78296

THIS SECURITY AGREEMENT (this "Agreement") is dated as of January 23, 2013, and is given by Borrower (“Borrower”) in favor of Lender (“Secured Party”).

1.           Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

(a)
The term "Code" shall mean the Uniform Commercial Code as in effect in the State of Texas or of any other state having jurisdiction with respect to any of the rights and remedies of Secured Party on the date of this Agreement or as it may hereafter be amended from time to time.

(b)	The term "Collateral" shall mean all of the personal property of Grantor as set forth below (as indicated), wherever located, and now owned or hereafter acquired:

(i)
All “accounts”, as defined in the Code (including health-care-insurance receivables), together with any and all books of account, customer lists and other records relating in any way to the foregoing (including, without limitation, computer software, whether on tape, disk, card, strip, cartridge or any other form), and in any case where an account arises from the sale of goods, the interest of Grantor in such goods.

(ii)
All “inventory” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

(iii)
All “chattel paper” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

(iv)
All “equipment” as defined in the Code, of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned by Grantor and used or usable in Grantor's business, and in any event shall include, but shall not be limited to, all machinery, tools, computer software, office equipment, furniture, appliances, furnishings, fixtures, vehicles, motor vehicles, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing, and all manuals, instructions and records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).  To the extent that the foregoing property is located on, attached to, annexed to, related to, or used in connection with, or otherwise made a part of, and is or shall become fixtures upon, real property, such real property and the record owner thereof (if other than Grantor) is described on Exhibit A attached hereto and made a part hereof.

(v)
All “instruments” as defined in the Code (including promissory notes), and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

(vi)
All “investment property” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

(vii)
All “documents” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

(viii)
All “deposit accounts” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

(ix)
All “letter of credit rights” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

(x)
All “general intangibles” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form), including all permits, regulatory approvals, copyrights, patents, trademarks, service marks, trade names, mask works, goodwill, licenses and all other intellectual property owned by Grantor or used in Grantor's business.

(xi)
Grantor's now existing or hereafter acquired equity or other beneficial ownership interests in each entity now owned or hereafter acquired by Grantor, together with all now existing or hereafter arising rights of Grantor to receive distributions or payments from such entities, whether in cash or in kind, and whether such distributions or payments are on account of Grantor's interest as a partner, creditor or otherwise.

(xii)
All “supporting obligations” as defined in the Code, and all records relating in any way to the foregoing (including, without limitation, any computer software, whether on tape, disk, card, strip, cartridge or any other form).

The term Collateral, as used herein, shall also include all PRODUCTS and PROCEEDS of all of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any property, securities, guaranties or monies of Grantor which may at any time come into the possession of Secured Party.  The designation of proceeds does not authorize Grantor to sell, transfer or otherwise convey any of the foregoing property except finished goods intended for sale in the ordinary course of Grantor's business or as otherwise provided herein.

(c)           The term "Grantor" shall mean Borrower, a corporation, whose organization number is 0704525 and who is organized in the State of Delaware.

(d)          The term "Indebtedness" shall mean (i) all indebtedness, obligations and liabilities of Borrower to Secured Party of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisition by Secured Party, be or have been payable to or in favor of a third party and subsequently acquired by Secured Party (it being contemplated that Secured Party may make such acquisitions from third parties), including without limitation all indebtedness, obligations and liabilities of Borrower to Secured Party now existing or hereafter arising by note, draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement, Interest Rate Protection Agreement (as hereafter defined) or otherwise, including, without limitation that one certain Revolving Promissory Note dated of even date herewith, in the principal amount of $6,000,000.00 executed by Borrower and payable to the order of Secured Party issued pursuant to that certain Loan Agreement dated of even date herewith by and between Borrower and Lender (the “Loan Agreement”), and each Specific Advance Note executed by Borrower from time to time pursuant to the terms and conditions of the Loan Agreement, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Borrower and each other Obligated Party (as hereafter defined) to Secured Party under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (i) and (ii) above, (iv) all costs and expenses incurred by Secured Party in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys' fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

(e)           The term "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate exchange agreement, forward rate agreement, rate floor agreement, interest rate protection agreement, interest rate cap agreement, rate collar agreement, any option agreement respecting the foregoing, International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement, or any similar agreement or arrangement and any schedule, confirmation, exhibit, document or instrument evidencing any interest in a transaction covered by any such agreement, now existing or hereafter entered into by Borrower and Secured Party or an affiliate of Secured Party in connection with any Indebtedness to hedge the risk of variable interest rate volatility or fluctuations of interest rates, as any such agreement or arrangement may be modified, supplemented, amended or revised and in effect from time to time.

(f)            The term "Loan Documents" shall mean the Loan Agreement, this Agreement, and all instruments and other documents evidencing, securing, governing, guaranteeing and/or pertaining to the Indebtedness.

(g)           The term "Obligated Party" shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Indebtedness.

All words and phrases used herein which are expressly defined in Section 1.201 or Chapter 9 of the Code shall have the meaning provided for therein.  Other words and phrases defined elsewhere in the Code shall have the meaning specified therein except to the extent such meaning is inconsistent with a definition in Section 1.201 or Chapter 9 of the Code.

2.           Security Interest.  As security for the Indebtedness, Grantor, for value received, hereby pledges and grants to Secured Party a continuing security interest in the Collateral.

3.           Representations and Warranties.  In addition to any representations and warranties of Grantor set forth in the Loan Documents, which are incorporated herein by this reference, Grantor hereby represents and warrants the following to Secured Party:

(a)   Authority.  The execution, delivery and performance of this Agreement and all of the other Loan Documents by Grantor have been duly authorized by all necessary corporate action of Grantor, to the extent Grantor is a corporation, by all necessary partnership action, to the extent Grantor is a partnership, by all necessary company action, to the extent Grantor is a limited liability company, or by the provisions of the trust documents to the extent the Grantor is a trust.

(b)   Accuracy of Information.  All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Grantor with respect to the Collateral is true and correct.  The exact legal name and organization number of Grantor is correctly shown above.

(c)   Enforceability.  This Agreement and the other Loan Documents constitute legal, valid and binding obligations of Grantor, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

(d)   Ownership and Liens.  Grantor has good and marketable title to the Collateral, free and clear of all liens, security interests, encumbrances or adverse claims, except for the security interest created by this Agreement or the other Loan Documents and liens, security interests and encumbrances expressly permitted by Section 7.06 of the Loan Agreement.  No dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Collateral.  Grantor has not executed any other security agreement currently affecting the Collateral (except for liens and security interests expressly permitted under Section 7.06 of the Loan Agreement) and no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except as may have been executed or filed in favor of Secured Party or in favor of any beneficiary of liens, security interests and encumbrances expressly permitted under Section 7.06 of the Loan Agreement.

(e)   No Conflicts or Consents.  Neither the ownership, the intended use of the Collateral by Grantor, the grant of the security interest by Grantor to Secured Party herein nor the exercise by Secured Party of its rights or remedies hereunder, will (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation applicable to the Collateral, (B) the articles or certificate of incorporation, charter, bylaws, partnership agreement, articles or certificate of organization, or regulations, trust agreement as the case may be, of Grantor, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Grantor, or (ii) result in or require the creation of any lien, charge or encumbrance upon any assets or properties of Grantor or of any person except as may be expressly contemplated in the Loan Documents.  Except as expressly contemplated in the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court, governmental authority or third party is required in connection with the grant by Grantor of the security interest herein or the exercise by Secured Party of its rights and remedies hereunder.

(f)   Security Interest.  Grantor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Secured Party in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance.  This Agreement creates a legal, valid and binding security interest in favor of Secured Party in the Collateral securing the Indebtedness.  To the extent permitted in the Code, possession by Secured Party of all certificates, instruments and cash constituting Collateral from time to time and/or the filing of the financing statements delivered prior hereto and/or concurrently herewith by Grantor to Secured Party will perfect and establish the first priority of Secured Party's security interest hereunder in the Collateral, subject to liens, security interests and encumbrances expressly permitted under Section 7.06 of the Loan Agreement.

(g)   Location/Identity.  Grantor's principal residence or place of business and chief executive office (as those terms are used in the Code), as the case may be is located at the address set forth herein.  Except as specified elsewhere herein, all Collateral and records concerning the Collateral shall be kept at such address and such other addresses as may be listed in Schedule 1 attached hereto and made a part hereof. Grantor’s organizational structure, state of organization, and organizational number (the “Organizational Information”) are as set forth in Section 1(c) above.  Except as specified herein, the Organizational Information shall not change.

(h)   Solvency of Grantor.  As of the date hereof, and after giving effect to this Agreement and the completion of all other transactions contemplated by Grantor at the time of the execution of this Agreement, (i) Grantor is and will be solvent, (ii) the fair saleable value of Grantor's assets exceeds and will continue to exceed Grantor's liabilities (both fixed and contingent), (iii) Grantor is paying and will continue to be able to pay its debts as they mature, and (iv) if Grantor is not an individual, Grantor has and will have sufficient capital to carry on Grantor's businesses and all businesses in which Grantor is about to engage.

(i)   Exclusion of Certain Collateral.  Unless otherwise agreed by Secured Party, the Collateral does not include any aircraft, watercraft or vessels, railroad cars, railroad equipment, locomotives or other rolling stock intended for a use related to interstate commerce.

(j)           Compliance with Environmental Laws.  Except as disclosed in writing to Secured Party: (i) Grantor is conducting Grantor's businesses in material compliance with all applicable federal, state and local laws, statutes, ordinances, rules, regulations, orders, determinations and court decisions, including without limitation, those pertaining to health or environmental matters such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (collectively, together with any subsequent amendments, hereinafter called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous Substance Waste Amendments of 1984 (collectively, together with any subsequent amendments, hereinafter called "RCRA"), the Texas Water Code and the Texas Solid Waste Disposal Act; (ii) none of the operations of Grantor is the subject of a federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release or disposal of any toxic or hazardous substance or solid waste into the environment; (iii) Grantor has not filed any notice under any federal, state or local law indicating that Grantor is responsible for the release into the environment, the disposal on any premises in which Grantor is conducting its businesses or the improper storage, of any material amount of any toxic or hazardous substance or solid waste or that any such toxic or hazardous substance or solid waste has been released, disposed of or is improperly stored, upon any premise on which Grantor is conducting its businesses; and (iv) Grantor otherwise does not have any known material contingent liability in connection with the release into the environment, disposal or the improper storage, of any such toxic or hazardous substance or solid waste.  The terms "hazardous substance" and "release", as used herein, shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal", as used herein, shall have the meanings specified in RCRA; provided, however, that to the extent that the laws of the State of Texas establish meanings for such terms which are broader than that specified in either CERCLA or RCRA, such broader meanings shall apply.

(k)   Inventory.  The security interest in the inventory shall continue through all stages of manufacture and shall, without further action, attach to the accounts or other proceeds resulting from the sale or other disposition thereof and to all such inventory as may be returned to Grantor by its account Grantors.

(l)   Accounts.  Each account represents the valid and legally binding indebtedness of a bona fide account debtor arising from the sale or lease by Grantor of goods or the rendition by Grantor of services and is not subject to contra accounts, setoffs, defenses or counterclaims by or available to account debtors obligated on the accounts except as disclosed by Grantor to Secured Party from time to time in writing.  The amount shown as to each account on Grantor's books is the true and undisputed amount owing and unpaid thereon, subject only to discounts, allowances, rebates, credits and adjustments to which the account debtor has a right and which have been disclosed to Secured Party in writing.

(m)   Chattel Paper, Documents and Instruments.  The chattel paper, documents and instruments of Grantor pledged hereunder have only one original counterpart and no party other than Grantor or Secured Party is in actual or constructive possession of any such chattel paper, documents or instruments.

4.           Affirmative Covenants.  In addition to all covenants and agreements of Grantor set forth in the Loan Documents, which are incorporated herein by this reference, Grantor will comply with the covenants contained in this Section 4 at all times during the period of time this Agreement is effective unless Secured Party shall otherwise consent in writing.

(a)   Ownership and Liens.  Grantor will maintain good and marketable title to all Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for the security interest created by this Agreement and the liens, security interests and encumbrances expressly permitted herein or by the other Loan Documents.  Grantor will not permit any dispute, right of setoff, counterclaim or defense to exist with respect to all or any part of the Collateral.  Grantor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except as may exist on the date hereof or as may have been filed in favor of Secured Party or in favor of any beneficiary of liens, security interests and encumbrances expressly permitted under Section 7.06 of the Loan Agreement. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, for the purpose of terminating any financing statements currently filed with respect to the Collateral.  Grantor will defend at its expense Secured Party's right, title and security interest in and to the Collateral against the claims of any third party.

(b)   Further Assurances.  Grantor will from time to time at its expense promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that Secured Party may request in order (i) to perfect and protect the security interest created or purported to be created hereby and the first priority of such security interest (subject to liens, security interests and encumbrances expressly permitted under Section 7.06 of the Loan Agreement), (ii) to enable Secured Party to exercise and enforce its rights and remedies hereunder in respect of the Collateral following the occurrence and continuance of an Event of Default, and (iii) to otherwise effect the purposes of this Agreement, including without limitation: (A) executing (if requested) and filing such financing or continuation statements, or amendments thereto; and (B) furnishing to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all in reasonable detail satisfactory to Secured Party.

(c)   Inspection of Collateral.  Grantor will keep adequate records concerning the Collateral and will permit Secured Party and all representatives and agents appointed by Secured Party to inspect any of the Collateral and the books and records of or relating to the Collateral at any time during normal business hours, to make and take away photocopies, photographs and printouts thereof and to write down and record any such information.

(d)   Payment of Taxes.  Grantor (i) will timely pay all property and other taxes, assessments and governmental charges or levies imposed upon the Collateral or any part thereof, (ii) will timely pay all lawful claims which, if unpaid, might become a lien or charge upon the Collateral or any part thereof, and (iii) will maintain appropriate accruals and reserves for all such liabilities in a timely fashion in accordance with generally accepted accounting principles.  Grantor may, however, delay paying or discharging any such taxes, assessments, charges, claims or liabilities so long as the validity thereof is contested in good faith by proper proceedings and provided Grantor has set aside on Grantor's books adequate reserves therefor; provided, however, Grantor understands and agrees that in the event of any such delay in payment or discharge and upon Secured Party's written request following the occurrence of an Event of Default, so long as such Event of Default continues, Grantor will establish with Secured Party an escrow acceptable to Secured Party adequate to cover the payment of such taxes, assessments and governmental charges with interest, costs and penalties and a reasonable additional sum to cover possible costs, interest and penalties (which escrow shall be returned to Grantor upon payment of such taxes, assessments, governmental charges, interests, costs and penalties or disbursed in accordance with the resolution of the contest to the claimant) or furnish Secured Party with an indemnity bond secured by a deposit in cash or other security acceptable to Secured Party.  Notwithstanding any other provision contained in this Subsection, Secured Party may at its discretion exercise its rights under Subsection 6(c) at any time to pay such taxes, assessments, governmental charges, interest, costs and penalties.

(e)   Mortgagee's and Landlord's Waivers.  Upon Lender’s request, Grantor shall cause each mortgagee of real property owned by Grantor and each landlord of real property leased by Grantor to execute and deliver agreements satisfactory in form and substance to Secured Party by which such mortgagee or landlord waives or subordinates any rights it may have in the Collateral.

(f)   Control Agreements.  Grantor will cooperate with Secured Party in obtaining a control agreement in form and substance satisfactory to Secured Party with respect to Collateral consisting of:

(i) Deposit Accounts;

(ii) Investment Property;

(iii) Letter-of-credit rights; and

(iv) Electronic chattel paper.

(g)   Condition of Goods.  Grantor will maintain, preserve, protect and keep all Collateral which constitutes goods in good condition, repair and working order and will cause such Collateral to be used and operated in good and workmanlike manner, in accordance with applicable laws and in a manner which will not make void or cancelable any insurance with respect to such Collateral.  Grantor will promptly make or cause to be made all repairs, replacements and other improvements to or in connection with the Collateral which Secured Party may request from time to time in order to comply with the terms of the Loan Agreement or this Agreement.

(h)   Insurance.  Grantor will, at its own expense, maintain insurance with respect to all Collateral which constitutes goods in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to Secured Party from time to time.  If requested by Secured Party, each policy for property damage insurance shall provide for all losses to be paid directly to Secured Party.  If requested by Secured Party, each policy of insurance maintained by Grantor shall (i) name Secured Party as additional insured thereunder (without any representation or warranty by or obligation upon Secured Party), (ii) contain the agreement by the insurer that any loss thereunder shall be payable to Secured Party notwithstanding any action, inaction or breach of representation or warranty by Grantor, (iii) provide that there shall be no recourse against Secured Party for payment of premiums or other amounts with respect thereto, and

(iv) provide that at least thirty (30) days prior written notice of cancellation or of lapse shall be given to Secured Party by the insurer.  Grantor will, if requested by Secured Party, deliver to Secured Party original or duplicate policies of such insurance and, as often as Secured Party may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Grantor will also, at the request of Secured Party, duly execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. All insurance payments in respect of loss of or damage to any Collateral shall be paid to Secured Party and applied by Secured Party to the Indebtedness as Secured Party in its sole discretion deems appropriate.

(i)   Accounts and General Intangibles.  Grantor will, except as otherwise provided in Subsection 6(e), collect, at Grantor's own expense, all amounts due or to become due under each of the accounts and general intangibles.  In connection with such collections, Grantor may and, at Secured Party's direction, will take such action not otherwise forbidden by Subsection 5(e) as Grantor or Secured Party may deem necessary or advisable to enforce collection or performance of each of the accounts and general intangibles.  Grantor will also duly perform and cause to be performed all of its obligations with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each account and all of its obligations to be performed under or with respect to the general intangibles.  Grantor also covenants and agrees to take any action and/or execute any documents that Secured Party may request in order to comply with the Federal Assignment of Claims Act, as amended.

(j)   Chattel Paper, Documents and Instruments.  Grantor will take such action as may be requested by Secured Party in order to cause any chattel paper, documents or instruments to be valid and enforceable and will cause all chattel paper to have only one original counterpart.  Upon request by Secured Party, Grantor will deliver to Secured Party all originals of chattel paper, documents or instruments and will mark all chattel paper with a legend indicating that such chattel paper is subject to the security interest granted hereunder.

5.           Negative Covenants.  Grantor will comply with the covenants contained in this Section 5 at all times during the period of time this Agreement is effective, unless Secured Party shall otherwise consent in writing.

(a)   Transfer or Encumbrance.  Grantor will not (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, (ii) grant a lien or security interest in or execute, authorize, file or record any financing statement or other security instrument with respect to the Collateral to any party other than Secured Party or any beneficiary of liens or security interests and other encumbrances expressly permitted under Section 7.06 of the Loan Agreement, or (iii) deliver actual or constructive possession of any of the Collateral to any party other than Secured Party, provided, however, that this Section 5(a) shall not prohibit (A) sales and leases of inventory in the ordinary course of business, and (B) the sale or other disposal of any item of equipment which is worn out or obsolete and which has been replaced by an item of equal suitability and value, owned by Grantor and made subject to the security interest under this Agreement, but which is otherwise free and clear of any lien, security interest, encumbrance or adverse claim except as expressly permitted under Section 7.06 of the Loan Agreement; provided, further, the exceptions permitted in clauses (A) and (B) above shall automatically terminate upon the occurrence of an Event of Default.

(b)   Impairment of Security Interest.  Grantor will not take or fail to take any action which would in any manner impair the value or enforceability of Secured Party's security interest in any Collateral.

(c)           Possession of Collateral.  Grantor will not cause or permit the removal of any Collateral from its possession, control and risk of loss, nor will Grantor cause or permit the removal of any Collateral (or records concerning the Collateral) from the address on the first page hereof and the addresses specified on Schedule 1 to this Agreement other than (i) as permitted by Subsection 5(a), or (ii) in connection with the possession of any Collateral by Secured Party or by its bailee.  If any Collateral is in the possession of a third party, Grantor will join with Secured Party in notifying the third party of Secured Party's security interest therein and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Secured Party.

(d)   Goods.  Grantor will not permit any Collateral which constitutes goods to at any time (i) be covered by any document except documents in the possession of the Secured Party, (ii) become so related to, attached to or used in connection with any particular real property so as to become a fixture upon such real property, or (iii) be installed in or affixed to other goods so as to become an accession to such other goods unless such other goods are subject to a perfected first priority security interest under this Agreement.

(e)   Compromise of Collateral.  Grantor will not adjust, settle, compromise, amend or modify any Collateral, except an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business; provided, however, this exception shall automatically terminate upon the occurrence of an Event of Default or upon Secured Party's written request.  Grantor shall provide to Secured Party such information concerning (i) any adjustment, settlement, compromise, amendment or modification of any Collateral, and (ii) any claim asserted by any account Grantor for credit, allowance, adjustment, dispute, setoff or counterclaim, as Secured Party may request from time to time.

(f)   Financing Statement Filings.  Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed in one or more of the following jurisdictions:  the location of Grantor’s principal residence, the location of Grantor’s place of business, the location of Grantor’s chief executive office, or other such place as the Grantor may be “located” under the provisions of the Code; where Grantor maintains any Collateral, or has its records concerning any Collateral, as the case may be.  Without limitation of any other covenant herein, Grantor will neither cause or permit any change in the location of (i) any Collateral, (ii) any records concerning any Collateral, or (iii) Grantor’s principal residence, the location of Grantor’s place of business, or the location of Grantor’s chief executive office, as the case may be, to a jurisdiction other than as represented in Subsection 3(g), nor will Grantor change its name or the Organizational Information as represented in Subsection 3(g), unless Grantor shall have notified Secured Party in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Secured Party for the purpose of further perfecting or protecting the security interest in favor of Secured Party in the Collateral.  In any written notice furnished pursuant to this Subsection, Grantor will expressly state that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purpose of continuing perfection of Secured Party's security interest in the Collateral. Without limiting Secured Party’s rights hereunder, Grantor authorizes Secured Party to file financing statements and amendments thereto under the provisions of the Code as amended from time to time.

(g)   Marking of Chattel Paper.  Grantor will not create any Chattel Paper without placing a legend on the Chattel Paper acceptable to Secured Party indicating that Secured Party has a security interest in the Chattel Paper.

6.           Rights of Secured Party.  Secured Party shall have the rights contained in this Section 6 at all times during the period of time this Agreement is effective.

(a)   Additional Financing Statements Filings.  Grantor hereby authorizes Secured Party to file, without the signature of Grantor, one or more financing or continuation statements, and amendments thereto, relating to the Collateral.  Grantor further agrees that a carbon, photographic or other reproduction of this Security Agreement or any financing statement describing any Collateral is sufficient as a financing statement and may be filed in any jurisdiction Secured Party may deem appropriate.

(b)   Power of Attorney.  Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, that Secured Party may, after the occurrence of an Event of Default, so long as such Event of Default continues, take any action and to execute any instrument which Secured Party may deem necessary or appropriate to accomplish the purposes of this Agreement, including without limitation:  (i) to obtain and adjust insurance required by Secured Party hereunder; (ii) to demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of the Collateral; (iii) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) or (ii) above; and (iv) to file any claims or take any action or institute any proceedings which Secured Party may deem necessary or appropriate for the collection and/or preservation of the Collateral or otherwise to enforce the rights of Secured Party with respect to the Collateral.

(c)   Performance by Secured Party.  If Grantor fails to perform any agreement or obligation provided herein, Secured Party may itself perform, or cause performance of, such agreement or obligation, and the expenses of Secured Party incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Grantor on demand.

(d)   Grantor's Receipt of Proceeds.  All amounts and proceeds (including instruments and writings) received by Grantor in respect of such accounts or general intangibles shall be received in trust for the benefit of Secured Party hereunder and, upon request of Secured Party following the occurrence of an Event of Default (so long as such Event of Default continues), shall be segregated from other property of Grantor and shall be forthwith delivered to Secured Party in the same form as so received (with any necessary endorsement) and applied to the Indebtedness in such manner as Secured Party deems appropriate in its sole discretion.

(e)   Notification of Account Debtors.  Following the occurrence of an Event of Default, so long as such Event of Default continues, Secured Party may at its discretion from time to time notify any or all borrowers and/or debtors under any accounts or general intangibles (i) of Secured Party's security interest in such accounts or general intangibles and direct such borrowers and/or debtors to make payment of all amounts due or to become due to Grantor thereunder directly to Secured Party, and (ii) to verify the accounts or general intangibles with such borrowers and/or debtors.  Following the occurrence of an Event of Default, so long as such Event of Default continues, Secured Party shall have the right, at the expense of Grantor, to enforce collection of any such accounts or general intangibles and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Grantor.

7.           Events of Default.  Each of the following constitutes an "Event of Default" under this Agreement:

(a)   Default Under other Loan Documents.  The occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents; or

(b)   Execution on Collateral.  The Collateral or any portion thereof is taken on execution or other process of law in any action against Grantor; or

(c)   Abandonment.  Grantor abandons the Collateral or any portion thereof except for such abandonments permitted herein or by the other Loan Documents; or

(d)   Action by Other Lienholder.  The holder of any lien or security interest on any of the assets of Grantor, including without limitation, the Collateral (without hereby implying the consent of Secured Party to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder; or

(e)   Search Report.  Secured Party shall receive at any time following the execution of this Agreement a search report indicating that Secured Party's security interest is not prior to all other security interests or other interests reflected in the report except for liens, security interests and encumbrances expressly permitted under Section 7.06 of the Loan Agreement.

8.           Remedies and Related Rights.  If an Event of Default shall have occurred, so long as such Event of Default continues, and without limiting any other rights and remedies provided herein, under any of the other Loan Documents or otherwise available to Secured Party, Secured Party may exercise one or more of the rights and remedies provided in this Section.

(a)   Remedies.  Secured Party may from time to time at its discretion, without limitation and without notice except as expressly provided in any of the Loan Documents:

(i)   exercise in respect of the Collateral all the rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

(ii)            require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of Secured Party, assemble the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties;

(iii)           reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

(iv)           sell or otherwise dispose of, at its office, on the premises of Grantor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Secured Party's power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

(v)            buy the Collateral, or any portion thereof, at any public sale;

(vi)           buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

(vii)          apply for the appointment of a receiver for the Collateral, and Grantor hereby consents to any such appointment; and

(viii)         at its option, retain the Collateral in satisfaction of the Indebtedness whenever the circumstances are such that Secured Party is entitled to do so under the Code or otherwise, to the full extent permitted by the Code, Secured Party shall be permitted to elect whether such retention shall be in full or partial satisfaction of the Indebtedness.

In the event Secured Party shall elect to sell the Collateral, Secured Party may sell the Collateral without giving any warranties as and shall be permitted to specifically disclaim any warranties of title or the like.  Further, if Secured Party sells any of the Collateral on credit, Grantor will be credited only with payments actually made by the purchaser, received by Secured Party and applied to the Indebtedness.  In the event the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and Grantor shall be credited with the proceeds of the sale.  Grantor agrees that in the event Grantor or any Borrower is entitled to receive any notice under the Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given when such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at such party's address set forth on the first page hereof, ten (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)   Application of Proceeds.  If any Event of Default shall have occurred, so long as such Event of Default continues, Secured Party may at its discretion apply or use any cash held by Secured Party as Collateral, and any cash proceeds received by Secured Party in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Secured Party may elect:

(i)   to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Secured Party in connection with (A) the administration of the Loan Documents, (B) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (C) the exercise or enforcement of any of the rights and remedies of Secured Party hereunder;

(ii)            to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

(iii)           to the satisfaction of the Indebtedness;

(iv)           by holding such cash and proceeds as Collateral;

(v)            to the payment of any other amounts required by applicable law (including without limitation, Section 9.615(a)(3) of the Code or any other applicable statutory provision); and

(vi)           by delivery to Grantor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

(c)   Deficiency.  In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Secured Party are insufficient to pay all amounts to which Secured Party is legally entitled, Borrower and any party who guaranteed or is otherwise obligated to pay all or any portion of the Indebtedness shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents, to the full extent permitted by the Code.

(d)   Non-Judicial Remedies.  In granting to Secured Party the power to enforce its rights hereunder without prior judicial process or judicial hearing, Grantor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Secured Party to enforce its rights by judicial process.  Grantor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm's length.  Nothing herein is intended to prevent Secured Party or Grantor from resorting to judicial process at either party's option.

(e)   Other Recourse.  Grantor waives any right to require Secured Party to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Grantor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Secured Party.  Grantor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness.  Grantor further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.  Until all of the Indebtedness shall have been paid in full, Grantor shall have no right of subrogation and Grantor waives the right to enforce any remedy which Secured Party has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Secured Party.  Grantor authorizes Secured Party, and without notice or demand and without any reservation of rights against Grantor and without affecting Grantor's liability hereunder or on the Indebtedness to (i) take or hold any other property of any type from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property and direct the order or manner of sale thereof as Secured Party may in its discretion determine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any of the provisions of any of the Loan Documents executed by any third party, and (v) release or substitute any third party.

9.           INDEMNITY.  GRANTOR (AND BORROWER, IF BORROWER IS NOT THE GRANTOR) HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS SECURED PARTY, AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES (EACH AN "INDEMNIFIED PERSON") FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, CLAIMS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE (COLLECTIVELY, THE "CLAIMS") WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST, ANY INDEMNIFIED PERSON ARISING IN CONNECTION WITH THE LOAN DOCUMENTS, THE INDEBTEDNESS OR THE COLLATERAL (INCLUDING WITHOUT LIMITATION, THE ENFORCEMENT OF THE LOAN DOCUMENTS AND THE DEFENSE OF ANY INDEMNIFIED PERSON'S ACTIONS AND/OR INACTIONS IN CONNECTION WITH THE LOAN DOCUMENTS); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PERSON, BE AVAILABLE TO THE EXTENT THAT SUCH CLAIMS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON, OR (II) A CLAIM BROUGHT BY BORROWER OR ANY OBLIGATED PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNIFIED PERSON’S OBLIGATIONS HEREUNDER OR ANY OTHER LOAN DOCUMENT.  THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND SHALL EXTEND AND CONTINUE TO BENEFIT EACH INDIVIDUAL OR ENTITY WHO IS OR HAS AT ANY TIME BEEN AN INDEMNIFIED PERSON HEREUNDER.

10.           Miscellaneous.

(a)   Entire Agreement.  This Agreement contains the entire agreement of Secured Party and Grantor with respect to the Collateral.  If the parties hereto are parties to any prior agreement, either written or oral, relating to the Collateral, the terms of this Agreement shall amend and supersede the terms of such  prior  agreements as to transactions on or after the effective date of this Agreement, but all security agreements, financing statements, guaranties, other contracts and notices for the benefit of Secured Party shall continue in full force and effect to secure the Indebtedness unless Secured Party specifically releases its rights thereunder by separate release.

(b)   Amendment.  No modification, consent or amendment of any provision of this Agreement or any of the other Loan Documents shall be valid or effective unless the same is authenticated by the party against whom it is sought to be enforced, except to the extent of amendments specifically permitted by the Code without authentication by the Grantor or Borrower.

(c)   Actions by Secured Party.  The lien, security interest and other security rights of Secured Party hereunder shall not be impaired by (i) any renewal, extension, increase or modification with respect to the Indebtedness, (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Secured Party may grant with respect to the Collateral, or (iii) any release or indulgence granted to any endorser, guarantor or surety of the Indebtedness.  The taking of additional security by Secured Party shall not release or impair the lien, security interest or other security rights of Secured Party hereunder or affect the obligations of Grantor hereunder.

(d)   Waiver by Secured Party.  Secured Party may waive any Event of Default without waiving any other prior or subsequent Event of Default.  Secured Party may remedy any default without waiving the Event of Default remedied.  Neither the failure by Secured Party to exercise, nor the delay by Secured Party in exercising, any right or remedy upon any Event of Default shall be construed as a waiver of such Event of Default or as a waiver of the right to exercise any such right or remedy at a later date.  No single or partial exercise by Secured Party of any right or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right or remedy hereunder may be exercised at any time.  No waiver of any provision hereof or consent to any departure by Grantor therefrom shall be effective unless the same shall be in writing and signed by Secured Party and then such waiver or consent shall be effective only in the specific instances, for the purpose for which given and to the extent therein specified.  No notice to or demand on Grantor in any case shall of itself entitle Grantor to any other or further notice or demand in similar or other circumstances.

(e)   Costs and Expenses.  Grantor will upon demand pay to Secured Party the amount of any and all costs and expenses (including without limitation, reasonable attorneys' fees and expenses), which Secured Party may incur in connection with (i) the transactions which give rise to the Loan Documents, (ii) the preparation of this Agreement and the perfection and preservation of the security interests granted under the Loan Documents, (iii) the administration of the Loan Documents, (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, (v) the exercise or enforcement of any of the rights of Secured Party under the Loan Documents following the occurrence of an Event of Default, so long as such Event of Default continues, or (vi) the failure by Grantor to perform or observe any of the provisions hereof.

(f)   Controlling Law; Venue.  This Agreement is executed and delivered as an incident to a lending transaction negotiated and consummated in Bexar County, Texas, and shall be governed by and construed in accordance with the laws of the State of Texas. Grantor (and Borrower, if Borrower is not the Grantor), for itself and its successors and assigns, hereby irrevocably (a) submits to the nonexclusive jurisdiction of the state and federal courts in Texas, (b) waives, to the fullest extent permitted by law, and objection that it may now or in the future have to the laying of venue of any litigation arising out of or in connection with any Loan Document brought in the District Court of Bexar County, Texas, or in the United States District Court for the Western District of Texas, San Antonio, Division, (c) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum, (d) agrees that any legal proceeding against any party to any Loan Document arising out of or in connection with any of the Loan Documents may be brought in one of the foregoing courts, and (e) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified herein.  Nothing herein shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Grantor (and Borrower, if Borrower is not the Grantor) or with respect to any of Grantor's (or Borrower’s, if Borrower is not the Grantor) property in courts in other jurisdictions.  The scope of each of the foregoing waivers is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Grantor (and Borrower, if Borrower is not the Grantor) acknowledges that these waivers are a material inducement to Lender's agreement to enter into agreements and obligations evidenced by the Loan Documents, that Lender has already relied on these waivers and will continue to rely on each of these waivers in related future dealings.  The waivers in this section are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers apply to any future renewals, extensions, amendments, modifications, or replacements in respect of the applicable Loan Document. In connection with any litigation, this Agreement may be filed as a written consent to a trial by the court.

(g)   Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.

(h)   No Obligation.  Nothing contained herein shall be construed as an obligation on the part of Secured Party to extend or continue to extend credit to Borrower.

(i)   Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery,  (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof or to such different address as the addressee shall have designated by written notice sent pursuant to the terms hereof and shall be deemed to have been received either, in the case of personal delivery, at the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, three (3) days following deposit in a depository receptacle under the care and custody of the United States Postal Service.  Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

(j)   Binding Effect and Assignment.  This Agreement (i) creates a continuing security interest in the Collateral, (ii) shall be binding on Grantor and the heirs, executors, administrators, personal representatives, successors and assigns of Grantor (and Borrower, if Borrower is not the Grantor), and (iii) shall inure to the benefit of Secured Party and its successors and assigns.  Without limiting the generality of the foregoing, Secured Party may pledge, assign or otherwise transfer the Indebtedness and its rights under this Agreement and any of the other Loan Documents to any other party.  Grantor's (and Borrower’s, if Borrower is not the Grantor) rights and obligations hereunder may not be assigned or otherwise transferred without the prior written consent of Secured Party.

(k)    Termination. It is contemplated by the parties hereto that from time to time there may be no outstanding Indebtedness, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Indebtedness.  Secured Party shall deliver to Grantor Secured Party’s written release of this Agreement, and the security interests created hereby shall terminate upon (i) the satisfaction in full of the Indebtedness, (ii) the termination or expiration of any commitment of Secured Party to extend credit to Borrower, and (iii) written request for the termination hereof delivered by Grantor to Secured Party.  Upon termination of this Agreement and Grantor's written request, Secured Party will, at Grantor's sole cost and expense, return to Grantor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

(l)   Cumulative Rights.  All rights and remedies of Secured Party hereunder are cumulative of each other and of every other right or remedy which Secured Party may otherwise have at law or in equity or under any of the other Loan Documents, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.  Further, except as specifically noted as a waiver herein, no provision of this Agreement is intended by the parties to this Agreement to waive any rights, benefits or protection afforded to Secured Party under the Code.

(m)   Gender and Number.  Within this Agreement, words of any gender shall be held and construed to include the other gender, and words in the singular number shall be held and construed to include the plural and words in the plural number shall be held and construed to include the singular, unless in each instance the context requires otherwise.

(n)   Descriptive Headings.  The headings in this Agreement are for convenience only and shall in no way enlarge, limit or define the scope or meaning of the various and several provisions hereof.

11.  Confidentiality.  Unless otherwise required to be disclosed by applicable law, other Governmental Requirements or a Governmental Authority, Secured Party shall hold all non-public information regarding Borrower (and Grantor, if Grantor is not the Borrower) and their businesses delivered by Borrower (or Grantor, if Grantor is not the Borrower) to Lender pursuant to the requirements hereof and the other Loan Documents and expressly marked as confidential in conspicuous lettering in accordance with Secured Party’s customary procedures for handling confidential information of such nature. Following the occurrence of an Event of Default, so long as such Event of Default continues, Borrower (and Grantor, if Grantor is not the Borrower) authorizes and consents to the disclosure by Secured Party to Borrower’s account debtors that their accounts are pledged as Collateral subject to a security interest granted herein, information regarding the name of the Borrower, and the amount, date and maturity of the promissory notes included within the Loan Documents, the payment and performance of which is secured by this Agreement.

12.              Counterparts; Facsimile Documents and Signatures. This Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, will be deemed to constitute one and the same instrument.  For purposes of negotiating and finalizing this Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document.  Additionally, the signature of any party on this document transmitted by way of a facsimile machine or electronic mail will be considered for all purposes as an original signature.  Any such transmitted document will be considered to have the same binding legal effect as an original document.  At the request of any party, any faxed or electronically transmitted document will be re-executed by each signatory party in an original form.

13.              Imaging of Documents. Grantor (and Borrower, if Borrower is not the Grantor) understands and agrees that (a) Lender's document retention policy may involve the electronic imaging of executed Loan Documents and the destruction of the paper originals, and (b) Grantor (and Borrower, if Borrower is not the Grantor) waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

14.              Reference to Loan Agreement. This Note has been executed and delivered pursuant to the Loan Agreement.  In the event of any conflict between the terms of this Note and the Loan Agreement, the terms of the Loan Agreement shall control.

EXECUTED as of the date first written above.

BORROWER: MICROPAC INDUSTRIES, INC., a Delaware corporation By: /s/ Mark W. King Printed Name: Mark W. King Title: CEO

SCHEDULE 1
TO
SECURITY AGREEMENT
DATED JANUARY 23, 2013
BY AND BETWEEN
FROST BANK
AND
MICROPAC INDUSTRIES, INC.

The other addresses referenced in Subsection 3(g) are as follows:

1	903 E. Walnut St. Garland TX 75040	FRONT END/TEST BUILDING
2	905 E. Walnut St. Garland TX 75040	MICRO BUILDING AND CORPORATE OFFICE
3	725 E. Walnut St. Garland TX 75040	OPTO BUILDING
4	912 E. Walnut St. Garland TX 75040	ASSEMBLY BUILDING
5	1137 E. Walnut St. Garland TX 75040	OFFSITE STORAGE
6	1100 Placid Avenue Plano TX 75074	OFFSITE STORAGE
7	480 S. Honduras CD, Juraez, Mexico	MEXICO LOCATION (Contract Manufacturing)

EXHIBIT A
TO
SECURITY AGREEMENT
DATED JANUARY 23, 2013
BY AND BETWEEN
FROST BANK
AND
MICROPAC INDUSTRIES, INC.

Location:

Reference is hereby made to scheduled item 4 on Schedule 1 preceding.

Owner of Record:

Nicholas Nadolsky
706 Winterwood Court
Garland, Texas 75044

REVOLVING PROMISSORY NOTE
(this “Note”)

$6,000,000.00	January 23, 2013

For value received, MICROPAC INDUSTRIES, INC., a Delaware corporation ("Borrower", whether one or more), does hereby promise to pay to the order of FROST BANK, a Texas state bank ("Lender"), at P.O. Box 34746, San Antonio, Texas 78265, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00), or so much thereof as from time to time may be disbursed by Lender to Borrower under the terms of that certain Loan Agreement dated of even date herewith between Borrower and Lender (as amended from time to time, the "Loan Agreement"), and be outstanding, together with interest from date hereof on the principal balance outstanding from time to time as hereinafter provided. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.  This Note has been executed and delivered pursuant to the Loan Agreement and is the “Revolving Credit Note” referred to therein.

Payment Terms.  Interest only on amounts outstanding hereunder shall be due and payable quarterly as it accrues, on the first (1st) day of each and every calendar quarter (ie each and every three (3) calendar month period), beginning April 1, 2013, and continuing regularly and quarterly thereafter until January 23, 2015, when the entire amount hereof, principal and accrued interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

Late Charge.  If a payment is made more than 10 days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (i) 5% of the unpaid portion of the regularly scheduled payment, or (ii) $250.00, whichever is less.   Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

Interest Rate.  Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (a) a rate equal to the Prime Rate, with said rate to be adjusted to reflect any change in said Prime Rate at the time of any such change or (b) the highest rate permitted by applicable law, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity (however such maturity is brought about).  The "Prime Rate" shall mean for any day a fluctuating rate of interest equal to the highest rate published from time to time in the “Money Rates” section of The Wall Street Journal as the Prime Rate for such day (or, if such source is not available, such alternate source as determined by Lender). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any of Lender’s customers.

Default Rate.  For so long as any Event of Default exists under this Note or under any of the other Loan Documents (as defined below), regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue at the rate stated above plus five percent (5%) per annum, but in no event in excess of the highest rate permitted by applicable law, and such accrued interest shall be immediately due and payable.  Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender's actual damages resulting from any event of default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

Revolving Line of Credit.  Subject to the terms of the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed $6,000,000.00.  The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be.  This Note shall not be deemed terminated or canceled prior to the date of its maturity, although the entire principal balance hereof may from time to time be paid in full.  Borrower may borrow, repay and re-borrow hereunder. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.  If any payment of principal or interest on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment.  As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Texas are authorized to close or are in fact closed.  The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

Prepayment.  Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty.  Any prepayments shall be applied first to accrued interest and then to principal.  Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof.  All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.  All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.

Default.  It is expressly provided that upon the occurrence of an Event of Default specified in the Loan Agreement or any of the other Loan Documents, so long as such Event of Default continues, the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney's fees.

No Usury Intended; Usury Savings Clause.  In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law.  The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded.  To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

Security.  This Note has been executed and delivered pursuant the Loan Agreement, and is secured by, inter alia, a Security Agreement of even date herewith (as may be amended or supplemented from time to time, the “Security Agreement”), given by Borrower in favor of Lender, covering certain collateral as more particularly described therein. This Note, the Loan Agreement, the Security Agreement, and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note, including but not limited to the Security Agreement, are collectively referred to as the "Loan Documents."  The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

Joint and Several Liability; Waiver.  Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder.  Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others.  All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity.  No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

Texas Finance Code.  In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note.  To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the "weekly ceiling" specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

Purpose of Loan.  Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

Captions.  The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

Amendment and Restatement.  This Note is given in amendment and restatement (in its entirety), but not extinguishment, of the Indebtedness (as such term is defined in the Loan Agreement) of Borrower under that certain Promissory Note dated as of May 31, 2011 executed and delivered by Borrower and payable to the order of Lender in the original principal amount of $6,000,000.00.

Reference to Loan Agreement. This Note has been executed and delivered pursuant to the Loan Agreement.  In the event of any conflict between the terms of this Note and the Loan Agreement, the terms of the Loan Agreement shall control.

(Signature Page Follows.)

BORROWER: MICROPAC INDUSTRIES, INC., a Delaware corporation By : /s/ Mark W. King Name: Mark W. King Title: CEO